UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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Weingarten Realty Investors

(Name of Registrant as Specified in Its Charter)
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

April 26, 2021

9:00 a.m., Central Time

2600 Citadel Plaza Drive, Houston, Texas 77008

The 2021 Annual Meeting of Shareholders of Weingarten Realty Investors (the “Annual Meeting”) Monday, April 26, 2021, at 9:00 a.m., Central Time. The purpose of the Annual Meeting is as follows:

1.	To elect the eight Trust Managers named in the proxy statement to serve until their successors are elected and qualified;
2.	To adopt the Second Amendment to the Weingarten Realty Investors Amended and Restated 2010 Long-Term Incentive Plan;
3.	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021;
4.	To hold an advisory vote to approve executive compensation;
5.	To transact such other business as may properly come before the meeting.

Shareholders of record, at the close of business on February 25, 2021, are entitled to notice of and to vote at the Annual Meeting.

We will make available a list of shareholders of record as of the close of business on February 25, 2021 for inspection by shareholders for any purpose suitable to the Annual Meeting during regular business hours from April 13 through April 23, 2021 at our principal place of business. This list will also be available to shareholders at the meeting.

Your vote is very important. Prior to the meeting we encourage you to sign and return your proxy card, or use telephone or internet voting so that your shares may be represented and voted during the meeting. See our "Questions and Answers About the Meeting and Voting" section for information about voting by telephone or internet, how to revoke a proxy and how to vote shares in person beginning on page 2.

Please contact our Investor Relations Department at (800) 298-9974 or (713) 866-6000 if you have any questions.

By Order of the Board of Trust Managers,

Joe D. Shafer
Senior Vice President and Secretary

March 15, 2021
Houston, Texas

i

ii

2600 Citadel Plaza Drive

Houston, Texas 77008

March 15, 2021

PROXY STATEMENT

The Board of Trust Managers of Weingarten Realty Investors (the "Board") is furnishing you this proxy statement to solicit proxies on its behalf to be voted at our 2021 Annual Meeting of Weingarten Realty Investors. The meeting will be held at our principal executive office located at 2600 Citadel Plaza Drive, Houston, Texas 77008, on Monday, April 26, 2021, at 9:00 a.m., Central Time. The proxies also may be voted at any adjournments or postponement of the meeting.

Our proxy materials, including this Proxy Statement, the Notice of Annual Meeting of Shareholders, the proxy card, notice of internet availability or voting instruction card (collectively, the “Notice”) and our 2020 Annual Report are being distributed and made available on or about March 15, 2021. As used herein, “Weingarten” or the “Company” refers to Weingarten Realty Investors, a Texas real estate investment trust.

All properly executed written proxies, and all properly completed proxies submitted by telephone or internet, that are delivered pursuant to this solicitation will be voted at the meeting in accordance with the directions given in the proxy, unless the proxy is revoked prior to completion of voting at the meeting.

Only owners of record of common shares of beneficial interest of the Company ("Common Shares") as of the close of business on February 25, 2021, the record date, are entitled to notice of, and to vote at, the meeting or at any adjournments or postponements of the meeting. Each record owner on the record date is entitled to one vote for each Common Share held. On February 25, 2021, there were 127,615,262 Common Shares issued and outstanding.

Important Notice Regarding Availability of Proxy Materials for our Annual Meeting of Shareholders to be held on April 26, 2021

The Notice of the Annual Meeting, Proxy Statement and our Annual Report on Form 10-K for the year ended December 31, 2020 which contains detailed information relating to our activities and operating performance are available at www.proxyvote.com and under the Investor Relations section of our website at www.weingarten.com under “SEC Filings.”

QUESTIONS AND ANSWERS ABOUT THE MEETING AND VOTING

1.	What is a proxy statement and what is a proxy?

A proxy statement is a document that the Securities Exchange Commission ("SEC") regulations require us to give you when we ask you to sign a proxy designating individuals to vote on your behalf. A proxy is your legal designation of another person to vote the shares you own. That other person is called a proxy. If you designate someone as your proxy in a written document, that document also is called a proxy or proxy card. We have designated two of our executive officers as proxies for the 2021 Annual Meeting. These executive officers are Andrew M. Alexander and Stanford J. Alexander.

2.	What is the difference between holding shares as a shareholder of record and as a beneficial shareholder?

If your shares are registered directly in your name with our register and transfer agent, Computershare Trust Company, N.A., you are considered a shareholder of record with respect to those shares. If your shares are held in a brokerage account or bank, you are considered the "beneficial owner" of those shares.

3.	What different methods can I use to vote?

By Written Proxy. All shareholders of record can vote by written proxy card. If you are a beneficial owner, you may request a written proxy card or a vote instruction form from your bank or broker.

By Telephone or Internet. All shareholders of record also can vote by touchtone telephone using the toll-free telephone number on the proxy card, or through the internet, using the procedures and instruction described on the proxy card. Beneficial owners may vote by telephone or internet if their bank or broker makes those methods available, in which case the bank or broker will include instructions with the proxy materials. The telephone and internet voting procedures are designed to authenticate shareholders’ identities, to allow shareholders to vote their shares and to confirm that their instructions have been recorded properly.

In Person. All shareholders of record may vote in person at the meeting. Beneficial owners may vote in person at the meeting if they have a legal proxy, as described in the response to question 5 below.

4.	What shares are included in the proxy card?

If you are a shareholder of record, you will receive only one proxy card for all the Common Shares you hold in certificate form, in book-entry form and in any Company benefit plan. If you hold Common Shares in any Company benefit plan and do not vote your shares or specify your voting instructions on your proxy card, the administrators of the benefit plans will not vote your benefit shares.

You may receive multiple proxy cards if you hold Common Shares in different ways or in multiple accounts. You should vote and sign each proxy card you receive.

5.	How can I vote at the meeting if I am a beneficial owner?

You will need to ask your broker, bank or other intermediary to furnish you with a legal proxy. You will need to bring the legal proxy with you to the meeting and hand it in with a signed ballot that will be provided to you at the meeting. You will not be able to vote your Common Shares at the meeting without a legal proxy. Accordingly, we encourage you to vote your Common Shares in advance, even if you plan to attend the meeting.

Please note that if you request a legal proxy, any previously executed proxy will be revoked, and your vote will not be counted unless you appear at the meeting and vote in person or legally appoint another proxy to vote on your behalf.

6.	What are my voting choices for each of the proposals to be voted on at the 2021 Annual Meeting?

Proposal	Voting Choices and Board Recommendation
Proposal One: Election of Trust Managers

●  vote in favor of all nominees;

●  vote in favor of specific nominees;

●  vote against all nominees;

●  vote against specific nominees;

●  abstain from voting with respect to all nominees; or

●  abstain from voting with respect to specific nominees.

The Board recommends a vote FOR each of the nominees.

Proposal Two: Adoption of the Second Amendment to the Weingarten Realty Investors Amended and Restated 2010 Long-Term Incentive Plan	● vote in favor of the adoption; ● vote against the adoption; or ● abstain from voting on the adoption. The Board recommends a vote FOR the adoption.
Proposal Three: Ratification of Independent Registered Public Accounting Firm	● vote in favor of the ratification; ● vote against the ratification; or ● abstain from voting on the ratification. The Board recommends a vote FOR the ratification.
Proposal Four: Advisory Proposal to Approve Executive Compensation

●  vote in favor of the advisory proposal;

●  vote against the advisory proposal; or

●  abstain from voting on the advisory proposal.

The Board recommends a vote FOR the advisory vote to approve executive compensation.

Trust Managers will be re-elected by majority of votes cast by the holders of Common Shares voting in person or by proxy at the meeting. Any Trust Manager who is currently on the Board shall remain on the Board, regardless of the number of votes he/she receives unless he/she is replaced by a nominee who receives the requisite vote to become a new Trust Manager. All nominees currently serve on the Board. In order to be approved, each other proposal will require approval by a majority of the votes cast by Common Shares voting in person or by proxy at the meeting. As an advisory vote, the proposal to approve executive compensation is not binding upon the Company. However, the Management Development and Executive Compensation Committee ("Compensation Committee"), which is responsible for designing and administering our executive compensation program, values the opinions expressed by shareholders and will consider the outcome of the votes when making future compensation decisions.

7.	What if I am a shareholder of record and do not specify a choice for a matter when returning a proxy?

Shareholders should specify their choice for each matter on the proxy card. If no specific instructions are given, proxies which are signed and returned will be voted:

●	FOR the election of all Trust Manager nominees as set forth in this proxy statement;
●	FOR the adoption of the Second Amendment to the Weingarten Realty Investors Amended and Restated 2010 Long-Term Incentive Plan;
●	FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm: and
●	FOR the advisory proposal to approve executive compensation.
8.	What if I am a beneficial owner and do not give voting instructions to my broker?

As a beneficial owner, in order to ensure your Common Shares are voted in the way you would like, you must provide voting instructions to your bank, broker or other nominees by the deadline provided in the materials received from your banker, broker or other nominee. If you do not provide voting instructions to your bank, broker or other nominee, whether your Common Shares can be voted by such person depends on the type of item being considered for vote.

Non-Discretionary Items. The election of the Trust Managers, the adoption of the Second Amendment to the Weingarten Realty Investors Amended and Restated 2010 Long-Term Incentive Plan, and the advisory proposal to approve executive compensation are non-discretionary items and may not be voted by banks, brokers or other nominees who have not received specific voting instructions from beneficial owners.

Discretionary Items. The ratification for the appointment of Deloitte & Touche LLP as our independent registered public accounting firm is a discretionary item. Generally, banks, brokers or other nominees that do not receive specific voting instructions from beneficial owners may vote on this proposal at their discretion.

9.	How are abstentions and broker non-votes counted?

Abstentions and broker non-votes are included in determining whether a quorum is present and will have the following effects on each proposal:

Proposal	Abstentions	Broker Non-Votes
Proposal One: Election of Trust Managers	Not counted and no effect on vote.	Not counted and no effect on vote.
Proposal Two: Adoption of the Second Amendment to the Weingarten Realty Investors Amended and Restated 2010 Long-Term Incentive Plan	Not counted and no effect on vote.	Not counted and no effect on vote.
Proposal Three: Ratification of Independent Registered Public Accounting Firm	Counted and considered a vote cast against proposal.	Counted and considered a vote cast against proposal.
Proposal Four: Advisory Proposal to Approve Executive Compensation	Not counted and no effect on vote.	Not counted and no effect on vote.
10.	What can I do if I change my mind after I vote my shares?

Shareholders can revoke a proxy prior to the completion of voting at the meeting by:

●	giving written notice to our Secretary;
●	delivering a later-dated proxy; or
●	voting in person at the meeting (unless you are a beneficial owner without a legal proxy, as described in the response to question 5 above).
11.	Are votes confidential? Who counts the votes?

We will continue our practice of holding votes of all shareholders in confidence from Trust Managers, officers and employees except:

●	as necessary to meet applicable legal requirements and to assert or defend claims for or against the Company;
●	in the case of a contested proxy solicitation;
●	if a shareholder makes a written comment on the proxy card or otherwise communicates his or her vote to management; or
●	to allow the independent inspectors of the election to certify the results of the vote.

We also will continue to retain an independent tabulator to receive and tabulate the proxies and independent inspectors of the election to certify the results.

12.	When will the Company announce the voting results?

We will announce the preliminary voting results at the Annual Meeting. The Company will report the final results in a Current Report on Form 8-K filed with the SEC which can be accessed on our website.

13.	Does the Company have a policy about Trust Managers’ attendance at the Annual Meeting of Shareholders?

We do not have a policy about Trust Managers’ attendance at the Annual Meeting; however, we strongly encourage their attendance. 100% of the persons who were serving as Trust Managers at the time attended the 2020 Annual Meeting of Shareholders.

14.	Can I access the Notice of the Annual Meeting, Proxy Statement and Annual Report on Form 10-K on the internet?

The Notice of the Annual Meeting, Proxy Statement and Annual Report on Form 10-K for the year ended December 31, 2020 (the "Form 10-K") are available at www.proxyvote.com. In addition, shareholders are able to access these documents under the Investor Relations section of our website at www.weingarten.com under “SEC Filings.” Instead of receiving future copies of our Notice of the Annual Meeting, Proxy Statement and Form 10-K by mail, shareholders can elect to receive an e-mail that will provide electronic links to these documents. Opting to receive your proxy materials online will save us the cost of producing and mailing your documents to your home or business, and also will give you an electronic link to the proxy voting site.

Shareholders of Record. If you vote on the internet at www.proxyvote.com, simply follow the prompts for enrolling in the electronic proxy delivery service. You also may enroll in the electronic proxy delivery service at any time in the future by going directly to www.proxyvote.com and following the enrollment instructions.

Beneficial Owners. If you hold your Common Shares in a bank or brokerage account, you also may have the opportunity to receive copies of these documents electronically. Please check the information provided in your proxy material provided to you by your bank or broker regarding the availability of this service.

15.	How are proxies solicited and who bears the cost?

We bear all expenses incurred in connection with the solicitation of proxies. We will reimburse brokers, fiduciaries and custodians for their costs in forwarding proxy materials to beneficial owners of our Common Shares.

Our Trust Managers, officers and employees also may solicit proxies by mail, telephone and personal contact. They will not receive any additional compensation for these activities.

ELECTION OF TRUST MANAGERS - PROPOSAL ONE

The Board is elected by shareholders to oversee their interest in the long-term health and overall success of our business and financial strength. The Board serves as the ultimate decision-making body of the Company, except for those matters reserved to or shared with the shareholders. The Board selects and oversees members of our senior management, who are charged by the Board with conducting the business of the Company.

Election Process

The Texas Business Organizations Code, our amended and restated declaration of trust and our amended and restated bylaws provide for the annual election of our Trust Managers. The Board, in accordance with our bylaws, has set the number of Trust Managers constituting our Board at eight. At the Annual Meeting, Trust Managers will be elected by the shareholders and will serve until his or her successor has been duly elected and qualified, or until the earliest of his or her death, resignation or retirement. Regardless of the number of votes each nominee receives, pursuant to the Texas Business Organizations Code, each Trust Manager, will continue to serve unless another nominee receives the affirmative vote of the holders of 66 2/3% of the votes cast at a meeting of shareholders at which a quorum is present.

Trust Manager Nominations

The Governance and Nominating Committee is responsible for identifying and evaluating nominees for a Trust Manager and for recommending to the Board a slate of nominees for election at each Annual Meeting of Shareholders. Nominees may be suggested by Trust Managers, members of management, shareholders or, in some cases, by a third-party firm.

Shareholders who wish the Governance and Nominating Committee to consider their recommendations for nominees for the position of Trust Manager should submit their recommendations in writing to Joe Shafer, Senior Vice President and Secretary, at P.O. Box 924133, Houston, Texas 77292-4133. Shareholder nominee recommendations need to include the nominee’s name, address and an explanation of the nominee’s qualifications. Nominee qualifications should include biographical information evidencing that the proposed nominee meets the minimum qualifications and possesses the skills and expertise as required by the Board and as described below under “Trust Manager Qualifications.” The submission must also include the candidate’s written consent to the nomination and to serve if elected. Recommendations made by shareholders in accordance with these procedures will receive the same consideration by the Governance and Nominating Committee as other suggested nominees.

Trust Manager Qualifications

The Trust Managers are responsible for overseeing the Company’s business consistent with their fiduciary duty to shareholders. This significant responsibility requires highly skilled individuals with various qualities, attributes and professional experience. The Board believes that there are general requirements for service on the Board that are applicable to all Trust Managers and that there are other skills, expertise and experience that should be represented on the Board as a whole, but not necessarily by each Trust Manager. The Board and the Governance and Nominating Committee consider the qualifications of the Trust Managers and Trust Manager nominees individually and in the broader context of the Board’s overall composition and the Company’s current and future needs.

The Governance and Nominating Committee seeks to ensure that the Board is composed of members whose particular experience, qualifications, attributes and skills, when taken together, will allow the Board to satisfy its oversight responsibilities effectively. In identifying Trust Manager nominees, the Governance and Nominating Committee considers the following:

●	the comments and recommendations of Trust Managers regarding the qualifications and effectiveness of the existing Board or additional qualifications that may be required when selecting new Trust Managers that may be made in connection with our annual Board’s self-examination;
●	the required expertise and diversification of the Board members;
●	the independence of Trust Managers and any conflicts of interest of existing and potential Trust Managers; and
●	any other factors the Board deems appropriate to consider.

The minimum qualifications for prospective Board members are a successful professional career, as well as the potential to contribute to the effectiveness of the Board. Potential candidates must be at least 18 years of age and not more than 75 years old. The 75 year old age maximum does not apply to Trust Managers who are also executive officers. Beyond these minimum qualifications, the first priority in selecting members of the Board is to attract a group of individuals that will maximize shareholder value, which generally means attracting individuals of the highest capabilities. Another focus is on individuals who demonstrate the highest ethical standards. Critical Board functions involve setting the Company’s basic strategy, monitoring senior management and offering insight/expertise in the selection of tactics and operational policies drawing on Trust Managers’ outside experiences. Also, the Governance and Nominating Committee believes that diversity of experience and perspectives is valuable to the Board in discharging its responsibilities. In considering the Board’s composition and nomination of new Trust Managers, the Governance and Nominating Committee focuses on several aspects of prior experience including real estate experience, experience as a Chief Executive Officer of a public company, accounting/audit experience, finance experience, legal experience and academic experience, as well as diversity among Board members.

2021 Nominees for Trust Manager

Upon the recommendation of the Governance and Nominating Committee, the Board has nominated each of Andrew M. Alexander, Stanford J. Alexander, Shelaghmichael C. Brown, Stephen A. Lasher, Thomas L. Ryan, Douglas W. Schnitzer, C. Park Shaper, and Marc J. Shapiro for election as Trust Manager. All of the nominees are independent under the New York Stock Exchange ("NYSE") corporate governance rules, except Andrew M. Alexander and Stanford J. Alexander.

Each of the Trust Manager nominees currently serves on the Board and was elected by the shareholders at the 2020 Annual Meeting. If elected, each nominee will hold office until the 2022 Annual Meeting and until his or her successor is elected and qualified.

All nominees have consented to serve as Trust Managers. The Board has no reason to believe any of the nominees will be unable to act as Trust Manager. However, if a Trust Manager is unable to stand for re-election, the Board may either reduce the size of the Board, or the Governance and Nominating Committee may designate a substitute. If a substitute nominee is named, the proxies will vote for the election of the substitute.

The Board believes that the combination of the various qualifications, skills and professional experiences of the 2021 Trust Manager nominees will contribute to an effective and well-functioning Board. The Board and the Governance and Nominating Committee believe that, individually and as a whole, the Trust Managers possess the necessary qualifications to provide effective oversight of the business and quality advice and counsel to our management.

Included in each Trust Manager nominee’s biography below is an assessment of the specific qualifications, attributes, skills and professional experience of such nominee based on the qualifications described above.

The Board of Trust Managers unanimously recommends that you vote FOR the election of each of the Trust Manager nominees.

Andrew M. Alexander

Chairman of the Board since 2019/Trust Manager since 1983

Age 64

Mr. A. Alexander has been Chairman of the Board since February 2019, Chief Executive Officer of the Company since 2001 and has served as President of the Company since 1997. Mr. A. Alexander has been our employee since 1978. Mr. A. Alexander previously served on the Boards of Susser Holdings Corporation (acquired by Sunoco from ETP Holdco Corporation and Heritage Holdings, Inc., wholly owned subsidiaries of Energy Transfer Partners, L.P.), Charter Bancshares Inc. (acquired by Bank of America Corporation), and Academy Sports & Outdoors, Inc. (acquired by Kohlberg Kravis Roberts & Co. L.P.).

Qualifications, Attributes, Skills and Experience:

Relevant Chief Executive Officer/President Experience - Mr. A. Alexander has served as the Company’s President and/or Chief Executive Officer for over 20 years.

Extensive Knowledge of the Company’s Business or Industry - Over 40 years of Weingarten Realty system and process experience including extensive experience in leasing and complex financial and real estate transactions. Since joining the Company in 1978, he has held a variety of leasing and divisional roles during his tenure. From 1993 to 1996, Mr. A. Alexander served as Executive Vice President/Asset Manager. Since 1995, Mr. A. Alexander served as President of Weingarten Realty Management Company. He also served as Senior Vice President/Asset Manager of Weingarten Realty Management Company from 1990 to 1993, and Vice President of the Company from 1984 to 1990.

Community Involvement - Mr. A. Alexander is active in a number of civic and charitable organizations. He serves as director of The Gladney Fund and The Endowment Board of the Houston Food Bank, and The Real Estate Center at the University of Houston. He has previously served on a number of boards including Houston Achievement Place, The Gladney Center, The Houston Food Bank, Rebuilding Together Houston, The Texas Medical Center, and The Greater Houston Partnership. Additionally, he is a past member of several committees at Congregation Emanu El and the Jewish Federation of Greater Houston.

Professional Recognition - Mr. A. Alexander is a past Trustee of the Advisory Board of Governors of the National Association of Real Estate Investment Trusts and is also a Trustee and past Chairman of the International Council of Shopping Centers.

Stanford J. Alexander

Chairman Emeritus since 2019/Trust Manager since 1956

Age 92

Mr. S. Alexander is Chairman Emeritus and served as Chairman of the Board from 1993 until 2019. He formerly served as Chief Executive Officer of the Company from 1991 to 2000 and President of the Company from 1962 to 1992. He has served as a Trust Manager since 1956 and has been an employee of the Company since 1955.

Qualifications, Attributes, Skills and Experience:

Relevant Chief Executive Officer/President Experience - Mr. S. Alexander served as the Company’s President and/or Chief Executive Officer for over 35 years and served as Chairman of our Board for over 25 years.

Extensive Knowledge of the Company’s Business or Industry - Mr. S. Alexander has over 65 years of experience and knowledge in the real estate industry. During Mr. S. Alexander’s tenure, he has held numerous leadership positions, including President, CEO, and Chairman of the Board of Trustees. Mr. S. Alexander is currently an active member and has served as the Chairman of the National Association of Real Estate Investment Trusts, an industry trade association.

Community Involvement - Other current board positions include The University of Texas, M.D. Anderson Cancer Center Board of Visitors and Development Board, the National Trustee of National Jewish Medical and Research Center and the University of Houston-Downtown Advisory Board.

Professional Recognition - Mr. S. Alexander has served as Chairman of the Board of the National Association of Real Estate Investment Trusts.

Shelaghmichael C. Brown

Trust Manager since 2012

Age 71

Ms. Brown retired in June 2011 as Senior Executive Vice President and Executive Officer of BBVA Compass Retail Banking, a position she held for four years. Ms. Brown has been a member of the Board of Directors of BBVA USA Bancshares, Inc., formerly BBVA Compass Bancshares, Inc., since 2011 and a member of the Board of Directors of EZCORP, Inc. since 2019.

Qualifications, Attributes, Skills and Experience:

High Level of Financial Literacy - Ms. Brown has completed a 30-year career in the financial services industry most recently as Senior Executive Vice President and Executive Officer of BBVA Compass Retail Banking. Previously, Ms. Brown served as President of RediClinic LLC, President and Chief Executive Officer of Telecheck International, Inc. and Executive Vice President, Manager of Retail Consumer Services of JPMorgan Chase Bank, National Association. Ms. Brown has also served as the Chairman of the Government Relations Council of the Board of Consumer Bankers Association.

Community Involvement - Ms. Brown is on the CanCare Board of Directors.

Professional Recognition - Ms. Brown was recognized in 2009, 2010 and 2011 by U.S. Banker as one of the top 25 most powerful women in banking.

Stephen A. Lasher

Trust Manager since 1980

Age 72

Mr. Lasher has been the Managing Director since 1990 and President since 1991 of The GulfStar Group, Inc. He previously served as a Director of Conservatek Industries (Compensation Committee) from 1995 to 2009.

Qualifications, Attributes, Skills and Experience:

High level of Financial Literacy - Mr. Lasher is a co-founder of The GulfStar Group, Inc. and has more than 30 years experience in the securities industry. Mr. Lasher began his career in 1970 at Rotan Mosle Inc. where he served in a variety of positions, including Executive Vice President of Sales and Marketing. From 1985 to 1990, Mr. Lasher managed Rotan Mosle Inc.’s Corporate Finance Department.

Extensive Knowledge of Company’s Business or Industry - Since its founding, The GulfStar Group, Inc. has become a leading middle-market investment banking firm focused on the needs of private business owners. Additionally, Mr. Lasher has been a Trust Manager for over 30 years. Mr. Lasher has extensive experience with a wide-range of complex business and commercial real estate transactions, including the structuring of transactions and negotiation of business issues.

Broad Board of Director Experience - Mr. Lasher is currently a director of several private companies and has served on several other publicly listed company boards.

Thomas L. Ryan

Trust Manager since 2012

Age 55

Mr. Ryan has served as Chief Executive Officer since 2005 and President since 2002 of Service Corporation International ("SCI"), the largest provider of death care products and services in North America. He also serves on the Board of SCI and was named Chairman of the Board effective January 1, 2016. Mr. Ryan served on the Board of Chesapeake Energy Corporation from 2013 to February 2021. Mr. Ryan previously served on the Board of Texas Industries, Inc. (acquired by Martin Marietta Materials) from 2012 to 2014.

Qualifications, Attributes, Skills and Experience:

High Level of Financial Literacy - Mr. Ryan joined SCI in 1996, where he has served in a variety of operational and financial roles including Chief Operating Officer and Chief Executive Officer of the European operations. Before joining SCI, Mr. Ryan was a CPA with Coopers & Lybrand LLP for eight years.

Relevant Chief Executive Officer/President Experience - Mr. Ryan has served as SCI’s President and Chief Executive Officer since 2005.

Community Involvement - Mr. Ryan serves on the University of Texas McCombs Business School Advisory Council.

Risk Oversight/Management Expertise - Mr. Ryan’s training as a CPA emphasized statistical sampling methods, risk management assessment and technical auditing and GAAP applications. Additionally in his current role, he has been exposed to a highly regulated industry which includes complex regulations and transactions.

Douglas W. Schnitzer

Trust Manager since 1984

Age 64

Mr. Schnitzer has been Chairman and Chief Executive Officer of Senterra LLC, a holding company for numerous entities primarily involving real estate and luxury automobile dealerships owned by the Schnitzer family, since 1994.

Qualifications, Attributes, Skills and Experience:

High Level of Financial Literacy - Mr. Schnitzer is  the Chairman and Chief Executive Officer of Senterra Corporation, an investment company primarily involved in the development and acquisition of real estate. Mr. Schnitzer is also a founding partner in Park Place Motorcars, one of the largest privately held luxury automotive groups in the United States located in Dallas/Ft. Worth. In August 2020, Park Place sold a substantial portion of its portfolio to Asbury Automotive, a New York stock exchange company.

Extensive Knowledge of Company’s Business or Industry - One of the Schnitzer family’s most visible assets was its ownership interest in the 4.3 million square foot mixed-use development project in Houston known as Greenway Plaza. Mr. Schnitzer was responsible for all facets of ownership and operations prior to negotiating and structuring the sale of Greenway in October 1996 to Crescent Real Estate Equities Company, a publicly traded REIT founded by Mr. Richard Rainwater. Additionally, through Senterra, he has developed a luxury residential community in Los Cabos, Mexico known as Villas del Mar. Villas del Mar sets the standard for luxury resort living throughout Mexico with homes ranging from $2 million to $10 million. Other ocean-front luxury communities developed by Mr. Schnitzer include Espiritu Del Mar and Oasis Palmilla, both located in Los Cabos.

C. Park Shaper

Trust Manager since 2007

Age 52

Mr. Shaper retired as President of Kinder Morgan, Inc., Kinder Morgan Energy Partners, L.P. and Kinder Morgan Management, LLC, where he served from 2005 to 2013. Also, he served as Director and President of the general partner of El Paso Pipeline Partners, L. P. from 2012 to 2013. Since 2007, Mr. Shaper has served as a Director on the Board of Kinder Morgan, Inc. Mr. Shaper has served as a Director on the Board of Sunnova Energy International since 2015. Mr. Shaper also serves as a director of both Star Peak Energy Transition Corp. and Star Peak Corp II.

Qualifications, Attributes, Skills and Experience:

High Level of Financial Literacy - Mr. Shaper worked for Kinder Morgan, Inc. and its affiliates, one of the largest pipeline transportation and energy storage companies in North America from 2000 until March 2013. Mr. Shaper served as Executive Vice President and Chief Financial Officer from 2004 to 2005 and served as Vice President and Chief Financial Officer from 2000 to 2004. In addition, he has served as Vice President and Chief Financial Officer for First Data Analytics, a wholly-owned subsidiary of First Data Corporation. Mr. Shaper has also been a consultant for The Boston Consulting Group, as well as the Strategic Services Division of Andersen Consulting, and has previous experience with TeleCheck Services, Inc.

Relevant Chief Executive Officer/President Experience - As President of Kinder Morgan, Mr. Shaper’s responsibilities included developing and executing the company’s vision and strategy and allocating capital to Kinder Morgan’s business units in a disciplined manner. He was also instrumental in spearheading the company’s transparent financial reporting and communication to the investment community. Prior to joining Kinder Morgan, Mr. Shaper served as President and Director of Altair Corporation, an enterprise focused on the distribution of web-based investment research for the financial services industry.

Marc. J. Shapiro

Trust Manager since 1985

Age 73

Mr. Shapiro served as a consultant to J. P. Morgan Chase & Co. as a non-executive Chairman of its Texas operations from 2004-2017. Formerly, he was Vice Chairman for Finance and Risk Management of J. P. Morgan Chase & Co. from 1997 through 2003. He currently serves as a Director on the Boards of Cadence Bancorporation and The Mexico Fund, Inc. From 2001 to 2020, he served on the Board of the Kimberly-Clark Corporation. Also, from 1995 to 2010, he served on the Board of Burlington Northern Santa Fe Corporation which was acquired by Berkshire Hathaway Inc.

Qualifications, Attributes, Skills and Experience:

High Level of Financial Literacy - Mr. Shapiro has completed a 40-year career in finance and management with JPMorgan Chase & Co. and its affiliates, a leader in investment banking, financial services for consumers, small business and commercial banking, financial transaction processing and asset management. Mr. Shapiro was Vice Chairman for Finance and Risk Management of JPMorgan Chase & Co. from 1997 through 2003, and he served as Chairman and Chief Executive Officer of Chase Bank of Texas from 1989 to 1997.

Community Involvement - Mr. Shapiro also serves on several not-for-profit boards, including Baylor College of Medicine, The Baylor Saint Luke’s Medical Center Hospital, MD Anderson Cancer Center and the Baker Institute for Public Policy.

Risk Oversight/Management Expertise - Mr. Shapiro’s role as Vice Chairman of Finance and Risk Management has afforded him extensive experience with a highly regulated industry.

Broad Board of Director Experience - Mr. Shapiro has served on several public company boards. He has gained experience on various boards’ committees, including service as Chairman.

Trust Manager Relationships

Andrew M. Alexander is the son of Stanford J. Alexander. Douglas W. Schnitzer is the first cousin of Stephen A. Lasher.

TRUST MANAGER COMPENSATION

Trust Managers who serve as employees to the Company do not receive payment for their services as a Trust Manager. The Governance and Nominating Committee is responsible for reviewing and making recommendations to the Board regarding matters pertaining to compensation and benefits paid to the Board and committee chair services. Under the Governance and Nominating Committee’s charter, the committee is authorized to engage consultants or advisors in connection with its review and analysis of Trust Manager compensation.

In making non-employee Trust Manager compensation recommendations, the Governance and Nominating Committee takes into consideration various factors, including, but not limited to, the responsibilities of the Trust Managers generally, as well as committee chairs, and the forms of compensation paid to Directors of comparable REITs. The Board reviews the recommendations of the Governance and Nominating Committee and determines the form and amount of Trust Manager compensation.

2020 Annual Compensation

2020 annual compensation to non-employee Trust Managers consisted of share awards and an annual cash retainer fee of $50,000 which represents 29% of total compensation and share awards of $120,000 which represents 71% of total compensation. The number of shares awarded to non-employee Trust Managers is equal to the number of Common Shares that could be purchased for $120,000 on August 3, 2020 based on an average of the high and low closing share prices on the day of grant. The non-employee Trust Managers are required to defer these share awards in the Company’s deferred compensation plan for a minimum of five years upon issuance.

In addition, each non-employee Trust Manager who served as a committee chair in 2020 received an additional $6,000 for all committees with the exception of the chair of the Audit Committee, who received $10,000. All non-employee Trust Manager committee members received an additional $4,000 with the exception of the Audit Committee members, who received $5,000. Members of the Executive Committee receive no additional compensation for their services. Committee compensation is paid in quarterly installments.

The Board believes that this compensation program:

●	ties the majority of the Trust Manager’s compensation to shareholder interests because the value of the share awards fluctuates depending on share price;
●	is simple to understand and communicate; and
●	is equitable based on work required of Trust Managers serving an entity of the Company’s size and scope.

The following table provides compensation information for the year ended December 31, 2020 for each non-employee Trust Manager of our Board.

Trust Manager Compensation Table

	Fees Earned
	or Paid in Cash	Share Awards	Total
Name	($)	($) (1)	($)
Shelaghmichael C. Brown	$56,000	$121,171	$177,171
Stephen A. Lasher	59,000	121,171	180,171
Thomas L. Ryan	60,000	121,171	181,171
Douglas W. Schnitzer	59,000	121,171	180,171
C. Park Shaper	61,000	121,171	182,171
Marc J. Shapiro	58,000	121,171	179,171

(1)	For purposes of this table, restricted share awards were valued at $17.04, which was the closing price of our Common Shares on August 3, 2020 the date of grant. The Board uses the average of the high and low closing share prices on the day of grant for purposes of determining the number of shares to award.

GOVERNANCE

We are committed to the values of effective corporate governance and the highest ethical standards. The Board’s governance policies, which include information regarding the Board’s and its Trust Managers’ responsibilities, Trust Manager qualifications and determination of Trust Manager independence and other guidelines, are available on the Company’s website, www.weingarten.com, by clicking on "Investor Relations," and then "Governance Documents." This section of the website makes available all of the Company’s governance materials, including the charters for each significant Board committee, the Governance Policies, the Company’s Codes of Conduct and Ethics and information about how to report concerns about the Company. Instructions on how to communicate with the Board are included in the "Question and Answers About Communications, Shareholder Proposals and Company Documents" section beginning on page 66. Our Board reviews our policies on an ongoing basis to ensure they sufficiently meet our needs.

Board Leadership Structure

One of our Board’s key responsibilities is to evaluate and determine the optimal leadership structure in which to provide independent oversight. While acknowledging that there is no single established guideline on board leadership structure and given the competitive and changing environment in which we operate, the proper board leadership structure may vary as circumstances warrant.

In making leadership structure determinations, the Board considers many factors, including the specific needs of the business and what is in the best interests of our shareholders. The leadership structure involves our strong, independent Trust Managers. The Board believes this structure provides a very well-functioning and effective balance between strong Company leadership and appropriate safeguards and oversight by the independent Trust Managers and is the optimal structure to guide the Company and maintain the focus required to achieve the business goals and grow shareholder value.

Importantly, all Trust Managers play an active role in overseeing the Company’s business at both the Board and committee levels. The core responsibility of the Trust Managers is to exercise their business judgment to act in what they reasonably believe to be in the best interest of the Company and our shareholders. Our Board consists of a majority of independent Trust Managers who are currently serving or have served as members of senior management and/or directors of other companies. In these roles, the non-employee Trust Managers have been called upon to provide solutions to various complex issues and are expected to, and do, ask hard questions of management. This is one of the many reasons the non-employee Trust Managers are well-equipped to oversee the success of the business and provide advice and counsel to our Chairman and our other executive officers.

Pursuant to the Board’s governance policies, if the Chairman is not independent, the Chair of the Governance and Nominating Committee will serve in a lead capacity to coordinate the activities of the other non-employee Trust Managers, and to perform such other duties and responsibilities as the Board may determine. The specific responsibilities of the Chair of the Governance and Nominating Committee are as follows:

●	Presiding at all meetings of the Board at which the Chairman is not present, including executive sessions of the independent Trust Managers, and taking the lead role in communicating to the Chairman any feedback, as appropriate.
●	Assisting in the recruitment of Board candidates.
●	Working with Committee Chairs to ensure Committee work is conducted at the Committee level and reported to the Board and/or Chairman. Communicating with independent Trust Managers between meetings when appropriate.
●	Request that the Chairman call meetings of the independent Trust Managers, as appropriate.
●	Serving as principal liaison on Board-wide issues between the independent Trust Managers and the Chairman.
●	Providing the Board performance feedback to the Chairman.
●	Developing Board meeting agendas and ensuring critical issues are included and sufficient time is included for discussion of all agenda items.
●	Advising the Chairman on the quality, quantity, appropriateness and timeliness of information provided to the Board.

Under our bylaws, regular meetings of the Board are held at such times as the Board may determine. Also, the non-employee Trust Managers meet in executive session at a minimum of two times a year, without the presence of management or employed Trust Managers. These meetings encourage free discussion among the non-employee Trust Managers and assure independent oversight of management. Furthermore, our Board committees, which oversee significant matters such as the integrity of our financial statements, the compensation of executive management, and the development and execution of corporate governance policies, are comprised solely of independent Trust Managers.

In addition, the Board has an annual self-assessment, which is overseen by the Governance and Nominating Committee, in which the Trust Managers consider whether the current leadership structure continues to be optimal for us and our shareholders. Therefore, our Board believes that, due to the number of independent, experienced Trust Managers on the Board and the roles that our independent and non-employee Trust Managers perform, our leadership structure provides effective corporate governance and independent oversight of both our Board and our executive officers. Our current leadership structure, when combined with our independent and non-employee Trust Managers’ component of our Board and our overall corporate governance structure, creates a balance between strong and consistent leadership and independent oversight of our business.

Board Meetings and Committees

In 2020, the Board held nine meetings, and committees of the Board held a total of eight meetings. Each Trust Manager attended all meetings of the Board and the committees on which he or she served during 2020. All of our Trust Managers are strongly encouraged to attend our Annual Meeting. Our 2020 Annual Meeting was attended by all Trust Managers.

The Board has a Governance and Nominating Committee, an Audit Committee, a Management Development and Executive Compensation Committee ("Compensation Committee"), and an Executive Committee. Each Board committee has a written charter that sets forth the purposes, goals and responsibilities of the committee, which are available on the Company’s website, www.weingarten.com, by clicking on "Investor Relations," and then "Governance Documents."

The following table summarizes the responsibilities of the committees.

Committee	Primary Responsibilities
Governance and Nominating

The Governance and Nominating Committee, pursuant to a written charter, has the responsibility to: (1) oversee the nomination of individuals to the Board, including the identification of individuals qualified to become Trust Managers and the recommendation of such nominees; (2) develop and recommend to the Board a set of governance principles; (3) recommend Trust Manager compensation and benefits; and (4) oversee matters of governance to ensure that the Board is appropriately constituted and operated to meet its fiduciary obligations, including advising the Board on matters of Board organization, membership and function and committee structure and membership.

Audit

The Audit Committee, pursuant to a written charter, represents and assists the Board in fulfilling its oversight responsibility relating to the integrity of our financial statements and financial reporting processes, the systems of internal accounting and financial controls and the annual independent audit of our financial statements. The Audit Committee also oversees our compliance with legal and regulatory requirements and our ethics policies, our independent registered public accounting firm’s independence and qualifications and the performance of our internal audit functions and public accounting firm. The Audit Committee also oversees investigations into complaints concerning financial matters. The Audit Committee has the authority to obtain advice and assistance from outside legal, accounting or other advisers as the Audit Committee deems necessary to carry out its duties.

Compensation

The Compensation Committee, pursuant to a written charter, has overall responsibility for evaluating and approving compensation plans, policies and programs applicable to the executives officers of the Company. The Compensation Committee also provides general oversight for our compensation structure, including our equity compensation plans and benefit programs. The Compensation Committee has the sole authority to retain and terminate any compensation consultant, outside legal counsel or other compensation experts. Other specific duties and responsibilities of this committee include: reviewing the leadership development process; reviewing and approving objectives relative to executive officer compensation; and approving employment agreements for executive officers.

Executive

Subject to applicable law, pursuant to a written charter, the Executive Committee may exercise the powers of the Board in the management of the business and affairs of the Company with regard to matters that arise between regularly-scheduled Board meetings. The Board has authorized the Executive Committee to enter into transactions to acquire and dispose of real property, execute certain contracts and agreements, including but not limited to, borrowing money and entering into financial derivative contracts, leases (as landlord or tenant) and construction contracts valued up to $150 million.

The following table describes the current members of each of the committees and the number of meetings held during 2020.

Governance
and
Name	Nominating (1)	Audit (2)	Compensation (3)	Executive
Andrew M. Alexander				Chair
Stanford J. Alexander				X
Shelaghmichael C. Brown *	Chair			X
Stephen A. Lasher *		X	X	X
Thomas L. Ryan *		Chair
Douglas W. Schnitzer *	X	X
C. Park Shaper *		X	Chair
Marc J. Shapiro *	X		X	X
Number of Meetings	1	4	3	0

*      Independent Trust Manager

(1)	Each member of the Governance and Nominating Committee meets the independence requirements of NYSE and our governance policies.
(2)	Each member of the Audit Committee meets the independence requirements of NYSE, The Securities Exchange Act of 1934 and our governance policies. Each member of the Audit Committee is financially literate, knowledgeable and qualified to review financial statements. The Board has determined that Messrs. Ryan and Shaper meet the definition of an Audit Committee financial expert promulgated by the SEC.
(3)	Each member of the Compensation Committee meets the independence requirements of NYSE and our governance policies.

The Board generally holds executive sessions of non-employee Trust Managers at the end of each Board meeting. In accordance with our governance policies, our independent Trust Managers will meet at least twice annually in executive session. The Chair of the Governance and Nominating Committee, currently Shelaghmichael C. Brown, serves as Chair during any executive session, excluding the session held to evaluate the performance of the Chief Executive Officer which is chaired by the Chairman of the Compensation Committee, C. Park Shaper. During 2020, our non-employee Trust Managers met five times in executive session.

Board Oversight of Risk

The Board is elected by the shareholders to oversee their interest in the long-term health and the overall success of our business and financial strength. In order to fulfill its responsibilities, the Board oversees the proper safeguarding of the Company’s assets, the maintenance of appropriate financial and internal controls and our compliance with applicable laws and regulations and proper governance. Inherent in these responsibilities is the Board’s understanding and oversight of the various risks facing us. The Board does not view risk in isolation. Risks are considered in virtually every business decision and as part of our business strategy. The Board recognizes that it is neither possible nor prudent to eliminate all risk. Indeed, purposeful and appropriate risk-taking is essential for us to remain competitive and achieve our goals.

Oversight of Risk
● The Board oversees risk management.
● The Audit Committee, which meets regularly and reports back to the full Board, plays a significant role in carrying out the risk oversight function.
● Our management is charged with managing risk, through robust internal processes and strong internal controls.

Effective risk oversight is an important priority of the Board. The Board has implemented a risk governance framework designed to:

●	understand critical risk in our business and strategy;
●	allocate responsibilities for risk oversight among the full Board and its committees, primarily the Audit Committee;
●	evaluate our risk management processes and whether they are functioning properly;
●	facilitate open communicate between management and Trust Managers; and
●	foster an appropriate culture of integrity and risk awareness.

Although our Board is responsible for the oversight of our risk management, our Audit Committee is primarily responsible for overseeing the Company’s risk management function on behalf of the Board. The Audit Committee receives regular updates from management regarding the Company’s assessment of risks. In addition, the Audit Committee, which also considers our risk profile, reports regularly to the Board. The Audit Committee and the Board focus on the most significant risks facing the Company and the Company’s general risk management strategy, and also ensure that risks undertaken by us are consistent with the Board’s levels of risk tolerance.

Our Board is involved in risk oversight through direct decision-making authority with respect to significant matters and the oversight of management by our Board and its committees. In particular, our Board administers its risk oversight function through (1) the review and discussion of regular periodic reports made by management to our Board and its committees on topics relating to the risks that we face, including, among others, market conditions, tenant concentrations and credit worthiness, leasing activity and expirations, liquidity, compliance with debt covenants, management of debt maturities, access to debt and equity capital markets, existing and potential legal claims against us and various other legal, regulatory, accounting, and strategic matters relating to our business; (2) the required approval by our Board or a committee of significant transactions and other decisions, including, among others, acquisitions and dispositions of properties, originations and acquisitions of loans, new borrowings and the appointment and retention of our senior management; (3) the direct oversight of specific areas of our business by the Compensation, Audit and Governance and Nominating Committees; and (4) regular periodic reports from our auditors and other outside consultants regarding various areas of potential risk, including, among others, those relating to our qualification as a real estate investment trust ("REIT") for tax purposes and our internal controls over financial reporting. Our Board also relies on management to bring significant matters impacting our Company to its attention. While the Board oversees our overall risk management, management is responsible for day-to-day risk management processes. We believe this division of responsibilities is the most effective approach for addressing the risks facing us, and that our Board leadership structure supports this approach.

Our Company regularly assesses risks related to our compensation programs, including our executive compensation programs, and does not believe that the risks arising from our compensation policies and practices are reasonably likely to have a material adverse effect on our Company. At the Compensation Committee’s direction, the Compensation Committee’s independent compensation consultant, FPL Associates L.P. (“FPL”), provides ongoing information to the Compensation Committee regarding compensation factors that could mitigate and/or discourage excessive risk taking.

Codes of Business Conduct and Ethics

We are committed to building relationships based on integrity. Our Board has adopted codes of conduct and ethics as required by the listing standards of the NYSE that applies to all of our Trust Managers, executive officers and employees. The codes of conduct and ethics were designed to assist Trust Managers, our executive officers and our employees in complying with the law, in resolving moral and ethical issues that may arise and in complying with our policies and procedures. Among the areas addressed by the codes of conduct and ethics are compliance with applicable laws, conflicts of interest, use and protection of the Company’s assets, confidentiality, public company reporting, accounting matters, records retention and fair dealing. These codes are available on the Company’s website, www.weingarten.com, by clicking on "Investor Relations," and then "Governance Documents."

Whistleblowing and Whistleblower Protection

Our Audit Committee has established procedures for (1) the receipt, retention and treatment of complaints received regarding accounting, internal accounting controls or auditing matters and (2) the confidential and anonymous submission of concerns regarding questionable accounting or auditing matters. Individuals may contact our Audit Committee to report complaints or concerns relating to our financial reporting by writing to the Chairman of our Audit Committee, described in the "Questions and Answers about Communications, Shareholder Proposals and Company Documents" section beginning on page 66. Also, reports can be made through the internet at weingarten.alertline.com or by calling (866) 869-8382, a 24 hour hotline. Any such communications may be made anonymously.

Share Ownership Guidelines

The Board has established common share ownership guidelines for all of our officers. The guidelines require ownership of common shares with a market value that meets a minimum base compensation multiple as follows: Chairman/President/Chief Executive Officer and Chairman Emeritus - 5 times base compensation, Executive Vice Presidents - 3 times base compensation, Senior Vice Presidents - 2.5 times base compensation, Vice Presidents -1 times base compensation. Officers are expected to be in compliance by the completion of their fifth anniversary of becoming an officer of the Company. All named executive officers are required to retain shares that are acquired as a result of vesting of restricted shares for a minimum of one year.

The Board has also established share ownership guidelines for all of our non-employee Trust Managers, which provides for a minimum beneficial ownership target of our common shares with a market value of $500,000 within five years of joining the Board.

Each Trust Manager and executive officer is currently in compliance with these guidelines.

Short Selling, Hedging and Pledging Prohibitions

The Board considers it inappropriate for any Trust Manager or named executive officer to enter into speculative transactions in our securities. Accordingly, our governance policies prohibit Trust Managers and named executive officers from engaging in short sales, options trading, or other similar derivative transactions in our securities, or hedging or monetization transactions, such as zero-cost collars and forward sale contracts, in which the individual continues to own the underlying security without the full risks and rewards of ownership. In addition, Trust Managers and named executive officers may not purchase our shares on margin, hold our shares in a margin account or pledge our shares as collateral for a loan because a margin sale or foreclosure sale may occur at a time when such trust manager or officer is prohibited from trading under our insider trading policy.

Repricing Prohibition

Our governance policies prohibit the repricing of options to purchase common shares, which means that the exercise price for options may not be lowered even if the current market price of our shares is below the exercise price.

Recoupment of Incentive Compensation

Our governance policies include a clawback policy applicable to our named executive officers and all other associates that provides that in the event of fraud or a material restatement of our financial statements (other than in connection with a change in accounting policy), the facts and circumstances that led to the fraud and/or the requirement for the restatement will be reviewed and appropriate action will be taken. See Additional Compensation Information - Clawback of Compensation on page 44 for additional information.

Trade Associations and Lobbying

We pay member dues to two trade associations: the National Association of Real Estate Investment Trusts (“NAREIT”) and the International Council of Shopping Centers (“ICSC”). Dues paid to NAREIT and ICSC are not used for political contributions, although NAREIT and ICSC may perform lobbying activities on behalf of their members.

We do not have specific corporate policies regarding lobbying activities. We evaluate our needs for such activity based upon the issues facing our business and the industry. Currently, we do not engage in any direct lobbying or grassroots lobbying activities and do not make direct political contributions. We have not had any significant controversies, fines or litigation related to lobbying activities or political contributions.

Independence of Trust Managers

Our governance policies provide that a majority of the Trust Managers serving on our Board must be independent as required by the listing standards of the NYSE and the applicable rules promulgated by the SEC.

The Board, through the Governance and Nominating Committee, annually reviews all relevant business relationships a Trust Manager or nominee for Trust Manager may have with the Company. Based on its annual review, our Board has determined that each of the following Trust Managers nominated for re-election has no material relationship with us (either directly or as a partner, shareholder or officer of an organization that has a relationship with us) and is independent within the meaning of our Trust Manager independence standards, which reflect the NYSE Director Independence Standards, as currently in effect: Ms. Brown, and Messrs. Lasher, Ryan, Schnitzer, Shaper and Shapiro. The Board has determined that Messrs. A. Alexander and S. Alexander are not independent Trust Managers within the meaning of the NYSE Director Independence Standards because they are employees of the Company.

Furthermore, the Board has determined that each of the members of each of the Governance and Nominating, Audit and Compensation Committees nominated for re-election has no material relationship with us (either directly or as a partner, shareholder or officer of an organization that has a relationship with us) and is independent within the meaning established by the NYSE. The Audit Committee members also satisfy the separate SEC and NYSE independence requirement that provides that no member may accept directly or indirectly any consulting, advisory or other compensatory fees from the Company or any of its subsidiaries other than compensation for the services as a Trust Manager. The Compensation Committee members also satisfy the separate SEC and NYSE independence requirements that require consideration of any consulting, advisory or other compensatory fees paid by the Company to Trust Manager, whether the Trust Manager receives compensation from any person or entity that would impair the Trust Manager’s ability to make independent  judgments about the Company’s executive compensation, and whether an affiliate relationship places the Trust Manager under the direct or indirect control of the Company or its senior management, or whether it creates a direct relationship between the Trust Manager and senior management, in each case of a nature that would impair the Trust Manager’s ability to make independent judgments about the Company’s executive compensation.

Certain Transactions

We review all relationships and transactions, in which we and our significant shareholders, Trust Managers and executive officers or their respective immediate family members are participants, to determine whether such persons have a direct or indirect material interest in a transaction. As required under SEC rules, transactions that are determined to be directly or indirectly material to us or a related party are appropriately disclosed. We also disclose transactions or categories of transactions we consider in determining that a Trust Manager is independent. In addition, our Audit and Governance and Nominating Committees review and, if appropriate from both a financial and governance perspective, approve or ratify any related party transaction that is required to be disclosed.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our Trust Managers and executive officers, and persons who own more than 10% of our outstanding Common Shares, to file reports of holdings and transactions in our securities with the SEC and the NYSE. Executive officers, Trust Managers and greater than 10% beneficial owners are required by applicable regulations to furnish us with copies of all Section 16(a) forms they file with the SEC.

Based solely upon a review of the reports furnished to us with respect to fiscal 2020, we believe that all SEC filing requirements applicable to our Trust Managers, executive officers and 10% beneficial owners were filed timely except that a correction to Mr. Lasher’s prior Form 4 filings was reflected on a Form 5 filed on February 11, 2021, which disclosed that Mr. Lasher’s indirect holdings were understated in such prior filings by an aggregate of 20,000 common shares as a result of an administrative error (and not as a result of any disposition or other transaction).

SHARE OWNERSHIP OF BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our Common Shares as of January 31, 2021. The number of Common Shares beneficially owned by each entity, person, Trust Manager or executive officer is determined under the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has the sole or shared voting power or investment power and also any shares that the individual has a right to acquire as of April 1, 2021 (60 days after January 31, 2021) through the exercise of any share option or other right. Unless otherwise indicated, each person has sole voting and investment power (or shares such powers with his/her spouse) with respect to the Common Shares set forth in the following table.

Certain of the Common Shares listed below are deemed to be owned beneficially by more than one shareholder under SEC rules.

	Aggregate
	Number of
	Shares	Percent of
	Beneficially	Outstanding
Name	Owned	Shares	Additional Information
Trust Managers and Named Executive Officers:
Andrew M. Alexander	3,054,786	2.4%	Includes 697,519 shares for which voting and investment power are shared with Mr. S. Alexander. Also includes 772,152 shares held in trust for the benefit of Mr. A. Alexander's children.
Stanford J. Alexander	4,536,680	3.6%

Includes 1,123,073 shares held by various trusts for the benefit of Mr. S. Alexander's children and 697,519 shares for which voting and investment power are shared with Mr. A. Alexander. Includes 516,620 shares held by a charitable foundation, over which Mr. S. Alexander and his wife Joan have voting and investment power.

Shelaghmichael C. Brown	35,092	*
Johnny L. Hendrix	412,352	*
Stephen A. Lasher	232,395	*

Includes 50,000 shares held in trust for the benefit of Mr. Lasher's children and grandchildren, and 70,875 shares held in the Abe and Rae Foundation over which Mr. Lasher has voting and investment power.

Stephen C. Richter	529,355	*
Thomas L. Ryan	50,254	*
Douglas W. Schnitzer	80,883	*
C. Park Shaper	68,379	*
Marc J. Shapiro	173,162	*	Includes 14,000 shares held in trust for the benefit of Mr. Shapiro's children, over which Mr. Shapiro has voting and investment power.
All Trust Managers and executive officers as a group (10 persons)	8,475,819	6.6%
Five Percent Shareholders:
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	13,100,804	10.3%

Pursuant to information contained in Schedule 13G/A filed by or on behalf of the beneficial owners with the SEC on January 27, 2021. BlackRock, Inc. reported sole voting power with respect to 12,618,638 shares and sole dispositive power with respect to 13,100,804 shares.

JPMorgan Chase & Co. 383 Madison Avenue New York, NY 10179	15,720,250	12.3%

Pursuant to information contained in Schedule 13G filed by or on behalf of the beneficial owners with the SEC on January 29, 2021. JPMorgan Chase & Co. reported sole voting power with respect to 9,621,382 shares and sole dispositive power with respect to 15,716,462 shares.

The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	16,882,907	13.2%

Pursuant to information contained in a Schedule 13G/A filed by or on behalf of the beneficial owners with the SEC on February 10, 2021. The Vanguard Group reported shared voting power with respect to 350,783 shares, sole dispositive power with respect to 16,433,968 shares and shared dispositive power with respect to 448,939 shares.

*Beneficial ownership of less than 1% of the class is omitted.

We are pleased to report that management, associates, Trust Managers and their extended families own, in the aggregate, over 8% of our outstanding Common Shares as of January 31, 2021.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

The Management Development and Executive Compensation Committee of the Board (for purposes of this analysis, the “Committee”), which is composed entirely of independent Trust Managers, has the responsibility for determining the compensation of our executive officers and administering our compensation programs and for establishing, implementing and continually monitoring adherence with our compensation philosophy. In this capacity, the Committee regularly reviews our compensation programs to ensure that we maintain an effective and appropriate link between pay and performance. This section of the proxy statement explains how our executive compensation programs are designed and operated with respect to the individuals who served as our "named executive officers" for 2020, who are listed below, and were the only executive officers of Company during 2020:

Name	Title	Age	Recent Business Experience
Andrew M. Alexander	Chairman/President/Chief Executive Officer	64	See "Nominees' Biographies"
Stanford J. Alexander	Chairman Emeritus	92	See "Nominees' Biographies"
Johnny L. Hendrix	Executive Vice President/Chief Operating Officer	63	Executive Vice President since 2005; Chief Operating Officer since 2010; Senior Vice President/Director of Leasing from 2001 to 2005
Stephen C. Richter	Executive Vice President/Chief Financial Officer	66	Executive Vice President/Chief Financial Officer since 2005; Senior Vice President and Chief Financial Officer from 2000 to 2005

On December 16, 2020 and January 4, 2021 the Committee met to determine compensation including both bonus and share awards based on 2020 performance.

Fiscal 2020 Performance

We began fiscal 2020 with a strong first quarter, with financial results that met our expectations and positioned us to meet or exceed the financial targets for the year with regard to net income attributable to common shareholders (“Net Income”), Core Funds From Operations Attributable to Common Shareholders (“Core FFO”) and Same Property Net Operating Income ("SPNOI"). The COVID-19 pandemic caused a severe global health crisis, along with economic and societal disruptions and uncertainties, which negatively impacted business globally. Starting in the second quarter, the COVID-19 virus greatly impacted the retail industry due to a number of factors, including governmental and legislative mandates to temporarily close and/or limit the operations of non-essential businesses, as well as encouraging or mandating most people to shelter in place and general economic conditions, and resulted in a number of store closings and tenant bankruptcies. These extreme hardships facing our tenants dramatically impacted our business resulting in the recognition of significant receivable reserves and write-offs, as well as the impact of the rent deferral and abatement agreements we entered into with our tenants to provide some relief to those greatly impacted by the COVID-19 shut down.

Also in 2020, there were significant fluctuations in the price of oil and natural gas resulting, at least in part, from the collapse in the global demand for oil from the COVID-19 induced closure of non-essential businesses, consumer/employee stay-at-home provisions and the near-elimination of airline and other non-essential travel worldwide, and related supply glut. The collapse in energy prices negatively impact the operations of our tenants located throughout Texas, including the city of Houston, where we have a concentration of properties.

Our operating results for 2020 reflect, in most cases, the adverse effects of the COVID-19 pandemic on our operating results and cash flows, as follows:

●	Net Income was $112.1 million for the year ended December 31, 2020 or $.88 per diluted common share compared to $315.4 million or $2.44 per diluted common share for 2019;
●	Core FFO was $214.3 million for the year ended December 31, 2020 or $1.65 per diluted common share compared to $273.7 million or $2.10 per diluted common share for 2019;
●	SPNOI including redevelopment decreased by 10.4% over the previous year;
●	Rental rates on new leases and renewals completed during the year were up 9.2% and 6.6%, respectively;
●	Cash collections of rent and billable expenses were 94% for the three months ending December 31, 2020;
●	Acquisitions for the year totaled $167 million; including, the purchase price of our partners interest in a property where by we simultaneously disposed of a property (included in dispositions below); and
●	As a part of our continuing long-term strategy to upgrade our portfolio and improve our portfolio’s performance, dispositions totaled $248 million for the year.

A reconciliation between net income attributable to common shareholders to Core FFO is contained in Annex A. A full discussion of our results and performance appears in the Management Discussion and Analysis section of our Annual Report on Form 10-K.

Although we did not achieve our financial targets for Net Income, Core FFO or SPNOI as the global Covid-19 pandemic significantly impacted the entire world, including our tenants and key markets, we were able to execute on our short- and long-term objectives and drive continued success. This included significant progress on numerous initiatives to benefit us for many years to come. These achievements included:

●	Management acted quickly to address the COVID-19 pandemic, acting to establish standardized approaches for employee safety and supporting the abrupt transition to remote work. Also, we worked with our tenants to assist in their operations; including: reconfiguring centers to provide pick up areas and promote curbside offerings, connected tenants with resources to provide financial assistance, and offered rent deferrals and abatements as needed.
●	By focusing our associates on outstanding receivables, along with our transformed portfolio, we were able to maintain some of the highest cash collections among our peers during the course of the COVID-19 pandemic. As of February 12, 2021, our cash collections of rent and billable expenses for the third and fourth quarters of 2020 and the month ended January 31, 2021 were consistently over 90%.

●	We continued to build on our strategy of transforming our portfolio to focus primarily on grocery-anchored centers providing basic goods and services, which continued to perform well even with the challenges created by the pandemic. Transaction activity was strong, with dispositions including 11 shopping centers and four land parcels totaling $248 million. In addition, we purchased two shopping centers and four buildings in existing centers for $167 million and invested approximately $75 million in our three large new development projects. Proceeds from our disposition program allowed us to fund our 2020 acquisitions and pay a special dividend of $46 million in December 2020 and positions us for future opportunities.
●	Management carefully monitored cash flows, capital requirements and overall liquidity, which resulted in our balance sheet remaining resilient and strong, even in light of the pandemic, with adequate liquidity to deal with the financial hardship the pandemic created. We made the strategic decision in the first quarter to draw down the available funds under our revolving credit facility to increase liquidity and preserve financial flexibility associated with the pandemic. Our solid disposition activity and access to other sources of liquidity enabled us to pay off the revolver on July 22, 2020, while retaining $19 million of excess cash at that time, as well as access to numerous other sources of capital.
●	We continued the development of our initiatives related to environmental, social and governance (“ESG”) goals, corporate responsibility and efforts to promote greater diversity and inclusion in our workplaces. Corporate responsibility is prevalent in the daily practices of our organization. We not only see this as a requirement, but as a duty to our associates, patrons, tenants, stakeholders, and properties. By owning, developing and managing environmentally friendly shopping centers, we recognize the importance of being a corporate partner to the environment. Our sustainability initiatives include: zeroscape landscaping, recycling and waste management; support at our centers and offices for alternative transportation options, including bike racks, electric vehicle charging stations and transportation stops; and utility and energy management. As a member of the communities we serve, we have a calling to support those that support us. Additionally, our associates are our greatest asset and are critical to achieving our initiatives and strategies. In order to retain top talent, we offer our associates a comprehensive benefits package, continuing education and tuition reimbursement, as well as professional development and wellness programs. Good governance practices set the foundation for achieving the Company’s vision and mission while staying accountable to stakeholders.

Throughout the course of fiscal 2020, we maintained a focus on the safety and well-being of our associates, tenants, stakeholders and the broader community. We have provided financial support primarily in the form of rent deferrals for those tenants impacted by the pandemic, in addition to assistance with and in some cases reconfigurement of our centers’ parking lots to allow for customer pick up points. Additionally, we focused on cash collections and leasing activity, including where possible, negotiated deferrals along with a reduction in tenant imposed restrictions where applicable. We continue to focus on pursuing acquisition, disposition, new development and redevelopment opportunities to improve the overall quality of our portfolio. The dedication and resiliency of our workforce allowed us to continue operations with minimal disruption.

Considering our performance and achievements despite the extraordinary circumstances of this year resulting from the COVID-19 pandemic, we believe that the 2020 fiscal year was ultimately successful. Although we cannot control COVID-19, and thus the speed of return to normal business practices, we believe we are well positioned to capitalize on future opportunities, due primarily to the extraordinary efforts of our associates and our executive leadership. The Committee took these efforts, and the resulting achievements, into consideration with regard to executive compensation decisions for fiscal 2020 and awarded 80% of the Company performance portion of the annual bonus to each of our named executive officers.

Compensation Objectives and Philosophy

The Committee believes that the most effective executive compensation program is one that is designed to reward the achievement of specific annual, long-term and strategic goals, and in addition, is designed to align executives’ interests with those of the shareholders by rewarding performance above established goals, with the ultimate objective of improving shareholder value. The Committee evaluates both performance and compensation to ensure that we maintain our ability to attract and retain superior employees in key positions and that compensation provided to key employees remains competitive relative to the compensation paid to similarly situated executives of our peer companies. To that end, the Committee believes executive compensation packages provided by us to our executives, including the named executive officers, should include both cash and share-based compensation that reward performance as measured against established goals.

Compensation and Benefits Best Practices Overview

By designing our program around the following best practices, the Committee has shown its commitment to paying for performance and aligning executive pay with shareholder interests. Below is an overview of our compensation and benefits best practices.

Pay for Performance - Substantially all of the named executive officers compensation, other than base salary, is tied to Company performance.

Share Ownership Guidelines - All named executive officers own Common Shares in an amount that exceeded the guidelines. Mr. A. Alexander directly owns Common Shares with a market value in excess of 59 times his base compensation, which is well above his required five times multiple.

Incentives Tied to Company Performance and Vesting Periods - Long-term equity incentive compensation is subject to three-year cliff vesting, and 50% of the share awards are service-based and 50% are market-based tied to total shareholder return.

Dividend Equivalents Payable at the End of the Vesting Period and Only on Vested Shares - All dividends accrued on unvested share awards are reinvested in Common Shares and will not be distributed until the awards vest.

Vested Shares Holding Requirement - Named executive officers are required to retain share awards for a minimum of one year after they vest.

No Single Trigger Vesting of Equity-Based Awards - None of the share awards vest solely upon a change of control, and instead vest only upon a change of control followed by termination of the recipient’s employment for specified reasons.

Clawback on Incentive Awards - In the event of fraud or material misstatement, the Company intends to, in appropriate circumstances, seek restitution of compensation received by a named executive officer or associate as a result of such fraud or material misstatement.

No Repricing of Underwater Share Options - Our governance policies prohibit the repricing of options to purchase Common Shares, which means that the exercise prices for options may not be lowered even if the current market price of the Common Shares is below the exercise price. Also, our incentive plan prohibits the amendment of the exercise price of previously issued options without shareholder approval.

No Pledging of Common Shares - Named executive officers may not pledge Common Shares as collateral for a loan.
No Personal Travel and Entertainment - Named executive officers and associates are personally responsible for all personal travel and entertainment including country club fees.

Executive Compensation Decision Making Process

The Committee makes all compensation decisions for our Chairman/President/Chief Executive Officer ("Chief Executive Officer") and our Chairman Emeritus. Our Chief Executive Officer annually reviews the performance of our Executive Vice President/Chief Financial Officer and our Executive Vice President/Chief Operating Officer. The conclusions reached and recommendations based on these reviews, including salary adjustments, annual bonus and equity award amounts, are presented to the Committee. The Committee can exercise its discretion in modifying any adjustment or award recommended for any Company officer.

The Committee has retained FPL, an outside compensation firm, to assist it in considering compensation for our named executive officers, with the exception of our Chairman Emeritus as there is limited comparable information for his position. FPL performed its work at the direction and under the supervision of the Committee, and it provides the Committee with advice, research and analytical services on subjects such as trends in executive compensation, executive compensation levels and compensation program design. We did not engage FPL for any additional services during fiscal 2020 beyond its support of the Committee. The Committee has reviewed its work with FPL and believes that such work raises no conflicts of interest. The Committee also reviews compensation data published by NAREIT.

The Committee uses the following principles to guide it in determining our named executive officer compensation program:

●	reinforce a culture of integrity to support sustainable business growth;
●	align management’s interests with the long-term interests of shareholders;
●	attract and retain top talent;
●	assess and appropriately manage compensation risk in the context of our business strategies;
●	provide compensation on the basis of performance that supports key financial and strategic business outcomes; and
●	limit perquisites and other non-performance-based entitlements.

The Committee regularly reviews our named executive officer compensation policies and practices to ensure that the program continues to meet its overall objectives.

Determining Executive Compensation

Elements of Compensation

We provide the following compensation and benefit components to our executive officers, including our named executive officers, to affect our objectives as described above. Our philosophy and practices will continue to evolve over time in response to changes in market conditions, legal requirements and/or other objective and subjective considerations. The following table provides additional information regarding how the elements of our compensation program are designed to achieve our objectives.

Element	Objectives Achieved	Purpose
Base Salary	• Competitive-Based Pay • Retention	Provide fixed annual cash income based on: • Level of responsibility, performance and experience • Comparison to market pay information
Annual Cash Bonus	• Performance-Based Pay • Retention	Motivate and reward achievement of the following annual performance goals: • Existing Portfolio Performance Metrics • Acquisition/Development Performance Metrics • Dispositions • Overhead Expense
Long-Term Equity	• Performance-Based Pay • Retention • Emphasis on Long-Term Success • Shareholder Alignment

Provide an incentive to deliver shareholder value and to achieve our long-term objectives, through awards of:

• Service-Based Shares (time based)

• Market-Based Shares (based on total shareholder return)

Retirement Benefits	• Retention	Provide competitive retirement plan benefits through pension plan, 401(k) plan and other defined contribution plans

Use of Data

The Committee believes that data plays an important role in the design and implementation of optimal compensation programs. The Committee and FPL consider a number of types of internal and external data in making both individual and plan-level compensation decisions. In each section of this report dealing with an individual element of compensation, data relevant to that element is discussed. Peer group data plays an important role in our compensation decision making, enabling the Committee to evaluate whether the Company’s compensation policies are aligned with Company performance and providing the Committee a market check of its compensation program design and features.

On November 30, 2020, FPL provided the Committee with relevant market and peer group data to consider in making compensation decisions for our named executive officers, other than our Chairman Emeritus.

To ensure that our executive compensation programs are reasonable and competitive in the marketplace, we compare our compensation programs to the compensation programs of our peer group. We selected REITs and real estate companies that focus on a comparable asset class of properties.

As of November 30, 2020, the date of FPL’s report to the Committee, the following REITs and real estate companies comprised our peer group:

Acadia Realty Trust	Retail Opportunity Investments Corp.
Brixmor Property Group Inc.	Retail Properties of America, Inc.
Federal Realty Investment Trust	SITE Centers Corp.
Kimco Realty Corporation	Tanger Factory Outlet Centers, Inc.
Kite Realty Group Trust	Taubman Centers, Inc. (1)
Macerich Company	Urban Edge Properties
Regency Centers Corporation	Washington Prime Group Inc.

(1)	Acquired by Simon Property Group, Inc. in December 2020.

The information provided from the various REITs and real estate companies was based on 2020 (2019 performance year) proxy compensation data.

The peer group is assessed periodically without consideration being given to the individual company’s compensation policies, and no company has been included or excluded from our peer group because it is known to pay above-average or below-average compensation. The Committee believes that this peer group of companies represents REITs and real estate companies with the same general business objectives as ours and, as a result, represents companies against which we will need to compete with to attract and retain executive talent.

As of December 31, 2019, the peer group had total capitalization ranging from approximately $2.9 billion to $14.9 billion, with a median of approximately $4.9 billion. Our total capitalization at that time was approximately $6.0 billion.

The most prevalent performance metric applied to public real estate companies is total shareholder return (“TSR”). TSR is an annualized return calculated as the change in share price plus dividends for the relevant period. We compared our TSR to those of our peer group. Our TSR, as well as the median TSR for our peer group, for the one, three, five and ten year periods ended December 31, 2020 are as follows:

		Peer
TSR Measure	Weingarten	Group Median (1)
One-year	-26.4%	-27.6%
Three-year	-17.6%	-25.6%
Five-year	-12.7%	-31.0%
Ten-year	58.3%	18.1%

(1)	Excludes Taubman Centers, Inc. which was acquired by Simon Property Group, Inc. in December 2020.

Use of Judgment

The Committee believes that the application of its collective experiences and judgment is as important to excellence in compensation as the use of data and formulae, and the Company’s compensation policies and practices as described herein reflect this belief. Market data provides an important tool for analysis and decision-making. However, the Committee believes that over-reliance on data can give a false illusion of precision. Consequently, the Committee also gives consideration and emphasis to an individual’s personal contributions to the organization, as well as his skill set, qualifications and experience. The Committee also values and seeks to reward performance that develops talent within the Company, embraces the sense of urgency that we believe distinguishes the Company and demonstrates the qualities of imagination and drive that enables a Company executive to resolve longer-term challenges and address important new issues. The Committee believes these and similar qualities and attributes are not easily correlated to typical compensation data, but also deserve consideration and weight in reaching compensation decisions.

These matters were considered in 2020. From the outset of the COVID-19 pandemic, the Committee and the senior leadership team closely monitored the impact of COVID-19 on our financial performance and compensation programs to ensure ongoing alignment between our executive officers’ incentives and our goal of supporting long-term alignment with shareholders during a period of extraordinary volatility. The Committee determined to leave the 2020 goals and structure unchanged, but to consider the extraordinary impact of the pandemic and management’s response in determining the performance portion of the annual bonus. This approach acknowledged the significant, ongoing uncertainty that prevented an effective recalibration of expectations.

Total Compensation

In setting compensation for our executive officers, including our Chief Executive Officer and our Chairman Emeritus, the Committee focuses on total annual compensation. For this purpose, total annual compensation consists of base salary, cash bonus at target levels of performance and long-term equity incentive compensation. The Company’s executive compensation philosophy promotes a compensation mix that emphasizes variable pay and long-term shareholder value. The Committee believes that an emphasis on incentive compensation creates greater alignment with the interests of the Company’s shareholders, ensures that the Company’s business strategy is executed by decision-makers in a manner that focuses on the creation of long-term value rather than only short-term results, and encourages prudent evaluation of risks. Accordingly, the Company’s compensation structure is designed such that a significant portion of named executive officers’ total annual compensation is in the form of long-term equity awards, of which 50% of the share award is service-based and vests upon the third anniversary of the grant date to provide additional retention benefits, and 50% is market-based and vests based upon the performance metrics at the end of a three-year period to create greater alignment with shareholders as the share price on the date of grant determines the number of shares awarded and on each future vesting date the share price on such date determines the taxable value of the award actually received by the named executive officer. Thus, future decreases or increases in the Company’s share price upon vesting diminishes or increases, respectively, the initial grant value of the award received.

In setting the total annual compensation of our named executive officers, the Committee evaluates market data provided by FPL and NAREIT, plus information on the performance of each named executive officer for the prior year. The Committee uses market data as a framework in determining compensation for our named executive officers. In addition, the Committee also reviews this information to benchmark compensation with similar companies in order to determine that compensation is within market standards. Because the FPL report was prepared specifically for the Company, the Committee placed the greatest weight on the FPL report. In order to remain competitive in the marketplace for executive talent, the target levels for the total annual compensation of our named executive officers, including our Chief Executive Officer, are compared to the median of the peer group comparisons described above. FPL determined that our named executive officers overall were in line with or slightly below the median total annual compensation of the executives of our peer group. In order to reinforce a “pay-for-performance” culture, targets for individual executive officers may be set above or below the median depending on the individual’s performance in prior years. The Committee believes that comparing target levels to the median for our peer group, permitting adjustments to targets based on past performance, and providing incentive compensation to an executive if he performs well, is consistent with the objectives of our compensation policies described above.

Annual Cash Compensation

In order to remain competitive with our peer groups, we pay our named executive officers commensurate with their experience and responsibilities. Cash compensation is divided between base salary and annual bonus.

Base Salary

Each of our named executive officers receives a base salary to compensate him for services performed during the year. The base salaries of our Chief Executive Officer and our Chairman Emeritus are established annually by the Committee. When determining the base salary for our Chief Executive Officer, the Committee considers the market levels of similar positions at the peer group companies, through the data provided to them by FPL and the industry data provided by NAREIT, the performance of the named executive officers and the experience of the named executive officers in their positions. In considering the base salary of our Chairman Emeritus, the Committee considers the market level of compensation of persons with similar roles and responsibilities. In addition, the base salaries of the Executive Vice President/Chief Financial Officer and the Executive Vice President/Chief Operating Officer are approved annually by the Committee based on the recommendation of the Chief Executive Officer. When determining base salary for each of these named executive officers, the Chief Executive Officer considers the data described below and his experience and judgment with respect to the Company’s and the executive’s performance. Our named executive officers are eligible for annual increases in their base salaries as a result of individual performance, their salaries relative to market levels of our peer group and any added responsibility since the last salary increase.

The median base salary of a chief executive officer in our retail peer group was $888,000 for 2019. The Committee decided that our Chief Executive Officer’s base salary would remain unchanged at $800,000 for 2021. The Committee also decided that the Chairman Emeritus’s annual base salary would remain unchanged at $200,000 for 2021.

The Chief Executive Officer recommended to the Committee that both the Executive Vice President/Chief Financial Officer’s and the Executive Vice President/Chief Operating Officer’s base salary remain unchanged at $550,000 for 2021. The Committee agreed with the recommendation.

The Committee believes that a substantial portion of each named executive officers’ compensation should be in the form of long-term equity incentive compensation to encourage management to create and to sustain shareholder value over longer periods. This is achieved as the value of the awards is directly related to changes in the price of the Company’s common shares over time and 50% of the awards vest based upon the achievement of shareholder return performance metrics at the end of a three-year period. In addition, equity awards promote management retention because their full value cannot be realized until vesting occurs.

Annual Bonus

The Committee’s practice is to provide a significant portion of each named executive officer’s compensation in the form of an annual cash bonus. Each year, the Committee sets forth a target bonus that may be awarded to the named executive officers if the goals are achieved, which is based on a percentage of base salary. Quantitative financial performance measures and related target levels for the 2020 were based on our pre-COVID goals determined at the beginning of fiscal 2020. As discussed above, the Committee utilized a discretionary component of the bonus amounts to recognize factors such as leadership and operational achievements, including those that may not be explicitly reflected in current year financial results, strategic business achievements that may not be fully reflected in our financial performance during the fiscal year and special circumstances that may have impacted the determination of the quantitative portion of the annual performance-based bonuses. The Committee believes this flexibility, which can account for factors that impact our results either positively or negatively, is important to align these annual performance-based bonus awards with its assessment of the achievement of objective goals. Following an assessment of the performance of our associates, including the named executives, for 2020, the Committee considered the strong performance of the Company and our associates, including our named executives, during an exceptionally difficult year, and determined that the performance level for cash bonuses was 90% for non-named executives and associates, and was 80% for named executives.

Our Chief Executive Officer had a target bonus equal to 125% of his base salary, which is subject to an increase or decrease based on the performance of the Company. This practice is consistent with our compensation objective of supporting a performance-based environment. Based on the bonus award target of 125% of his base salary, our Chief Executive Officer received annual cash bonus compensation for 2020 equal to 80% of the target bonus or $800,000, bringing his total cash compensation to $1,600,000 for 2020.

For our Executive Vice President/Chief Financial Officer and our Executive Vice President/Chief Operating Officer, 2020 annual bonuses are based 50% on Company-wide performance and 50% on the achievement of goals for which the executive was responsible. The Committee makes an annual determination as to the appropriate weighting between Company-wide and executive specific goals based on its assessment of the appropriate balance necessary to achieve the Committee’s compensation objectives. Our Chairman Emeritus was not eligible to receive a bonus for 2020, nor for the past four years.

Our Executive Vice President/Chief Financial Officer and our Executive Vice President/Chief Operating Officer were eligible to receive bonuses equal to 80% of their effective base salaries. As discussed above, the Committee determined that the Company-wide performance level was 80%. Based on the assessment of the Executive Vice President/Chief Financial Officer and our Executive Vice President/Chief Operating Officer against their executive-specific personal goals, the Committee rated the performance of each such officer at 80% of the individual targets for fiscal 2020. Individual goals are not ranked in order of importance or assigned individual values with respect to the bonus amount. The determination of achievement of goals is subjective. As a result, our Executive Vice President/Chief Financial Officer and our Executive Vice President/Chief Operating Officer each received a bonus equaling 80% of his total eligible bonus. For 2020, our Executive Vice President/Chief Financial Officer and our Executive Vice President/Chief Operating Officer each received a cash bonus of $352,000 which was paid in 2021.

For the purposes of disclosure in the “Summary Compensation Table” on page 47, the annual bonus is classified as non-equity incentive compensation because the payments are intended as an incentive for performance to occur during the year in which the described performance targets that must be met for the bonus to be paid are communicated to the executive in advance, and the outcome is substantially uncertain when the target is set.

Long-Term Equity Incentive Compensation

The Committee strongly believes that using equity awards with multi-year performance and vesting periods for incentive awards to our named executive officers reinforces the alignment of the interests of executives with those of shareholders. We maintain our long-term incentive plan for the purpose of granting various types of equity awards and to provide incentives for management to increase shareholder value over an extended period. In addition, the multi-year nature of the performance and vesting periods encourages executives to remain with the Company.

Since 2012, the Committee determined to grant long-term equity compensation solely in the form of share awards under our Amended and Restated 2010 Long-Term Incentive Plan. The Committee has the discretion to determine eligible participants, the types of awards and the terms and conditions of awards. Award opportunities under the long-term incentive plan are consistent with our performance-based pay philosophy because they provide above-median award opportunities for achievement of the Company’s high performance expectations. The Company’s long-term incentive provides two different share-based awards in order to promote share ownership among the participants and to emphasize the importance of total shareholder return. Service-based and market-based share award opportunities are awarded subject to the achievement of select performance goals as described below. All share awards are awarded subject to the participant’s ongoing employment with us.

The share awards are subject to a three-year cliff vesting basis, of which 50% of the share award is service-based and vests upon the third anniversary of the grant date, and 50% is market-based and vests based upon the performance metrics at the end of a three-year period as described below. We use a three-year performance period in order to tie incentive compensation to long-term results. Share awards are outstanding during the period at the target numbers. Following the end of the period, performance goals are compared to actual results, share awards are adjusted based on actual performance to the peer group (see tables below), and the resulting adjusted number of shares vest. Dividends will be paid during the service and performance periods based on the target number of shares awarded, but will be subject to the same three-year cliff vesting as the service-based and market-based shares. All dividends paid during the service and performance periods must be reinvested in additional shares. The number of shares accumulated from the reinvestment of the dividends will also be adjusted based on the same service and performance criteria as the original shares and will vest as the underlying share award vests. All named executive officers are required to retain shares that are acquired as a result of the vesting of share awards for a minimum of one year.

The target number of performance shares awarded to our named executive officers in 2018, 2019, and 2020 for the 2018-2020, 2019-2021, and 2020-2022 performance periods, respectively, are included in the table of outstanding equity awards at December 31, 2020 on page 50. Since earned compensation resulting from performance share awards may vary from targets originally established as a result of changes in TSR, the table below shows the variations from target amounts that were earned.

	FTSE NAREIT
Performance	U.S. Shopping	WRI Relative	% of Target	WRI Absolute	% of Target
Period	Center Index	TSR (1)	Payout	TSR	Payout
2017-2019	(1.8)%	3.3%	151.4%	3.3%	—%
2016-2018	(7.7)%	(3.7)%	140.0%	(3.7)%	—%
2015-2017	(1.3)%	3.0%	143.1%	3.0%	—%

(1)	Based on three year relative TSR compared to FTSE NAREIT U.S.Shopping Center Index.

Share awards were granted on January 4, 2021. With respect to our named executive officers, the Committee made the decision to award our Chief Executive Officer 162,037 shares and each of our Executive Vice President/Chief Financial Officer and Executive Vice President/Chief Operating Officer 64,815 shares. Our Chairman Emeritus was not awarded shares for 2020. Of the total shares awarded, 50% of the share awards are service-based and 50% are market-based. Market-based awards for our named executive officers described in the preceding sentence are based 50% on the Company’s three-year relative TSR as compared to the FTSE NAREIT U.S. Shopping Center Index. The other 50% is tied to the Company’s three-year absolute TSR. The use of TSR relative to the FTSE NAREIT U.S. Shopping Center Index is a direct measure of how the executives performed in the shopping center sector over an extended period of time. Additionally, the three-year absolute TSR is a direct measure of how the executives performed for the shareholders over an extended period of time.

The performance goals, outlined below, were communicated in terms of three-year aggregate performance and the range of performance recognized from minimum to exceptional.

The following tables show the performance criteria for TSR return for market-based share awards for the three-year performance period of 2021 through 2023. TSR considers common share price growth as well as dividends.

2021-2023 Performance Criteria for TSR relative to FTSE NAREIT U.S. Shopping Center Index Table

WRI Three-Year			% of Opportunity
Performance vs. Index (1)	Performance Level	Multiple of Target	Earned
+1,000 bps	Exceptional	2.0	200%
+500 bps	High	1.5	150%
0 bps	Target	1.0	100%
-500 bps	Threshold	0.5	50%
-1,000 bps	Minimum	—	—%

(1)	Bps means basis points.

2021-2023 Performance Criteria for TSR Absolute TSR Table

Weingarten TSR			% of Opportunity
Growth	Performance Level	Multiple of Target	Earned
13%	Exceptional	2.0	200%
8%	High	1.5	150%
6%	Target	1.0	100%
3%	Threshold	0.5	50%
<3%	Minimum	—	—%

The aggregate value of the long-term incentive awards granted in 2021 for 2020 performance to our Chief Executive Officer is $3,500,000 (162,037 Common Shares) and to each of the Executive Vice President/Chief Financial Officer and the Executive Vice President/Chief Operating Officer is $1,400,000 (64,815 Common Shares). In accordance with the approved plan, share awards were valued at the average of the closing share price for the 10-day trading period ending on December 31, 2020. The value of the awards granted by the Committee to the Chief Executive Officer, the Executive Vice President/Chief Financial Officer, and the Executive Vice President/Chief Operating Officer of $3,500,000, $1,400,000 and $1,400,000, respectively, will differ from the value we use for financial statement reporting purposes of $3,474,883, $1,389,957 and $1,389,957, respectively, as these amounts are based on the fair market value of the award on the date of grant. The median value of the long-term incentive awards granted for 2019 to a chief executive officer in our retail peer group was $3,854,000. The median value of long-term incentive awards granted to a chief financial officer and a chief operating officer in our retail peer group was $819,000 and $1,367,000, respectively. The share awards granted in 2021 have not been disclosed in the "Summary Compensation Table" on page 47 or in the "Grants of Plan-Based Awards Table" on page 48 as those tables represent share awards granted during the respective fiscal years.

Additional Compensation Information

Retirement Benefits

We maintain two funded, tax-qualified, non-contributory defined benefit pension plans that cover certain employees, including our named executive officers. We also maintain a supplemental pension plan that provides additional retirement benefits to Company executive officers. The supplemental pension plan is a non-qualified, defined contribution plan. The benefits payable to our named executive officers under our pension plans and supplemental plan depend on years of service under the particular plan and annual contribution credits based on eligible earnings. For a more detailed explanation of our pension plans, and the present value of the accumulated benefits of our named executive officers, see “Pension Benefits Table” on page 51.

The Committee believes that these pension plans are important parts of our compensation program. These plans assist us in retaining our senior executives. Additionally, these plans encourage retention because an executive’s retirement benefits increase each year employment continues.

Change in Control Agreements

We have entered into severance and change in control agreements with our Chairman, President and Chief Executive Officer, our Executive Vice President/Chief Financial Officer and our Executive Vice President/Chief Operating Officer, which provide severance payments under specified conditions following a change in control. Benefits under those agreements are described below under “Severance and Change In Control Arrangements” on page 53. We believe these agreements help us to retain executives who are essential to our long-term success. We have not entered into any such agreement with our Chairman Emeritus.

Other Compensation

We provide the named executive officers with other compensation including perquisites and other personal benefits that the Committee believes are reasonable and consistent with our overall compensation program to better enable us to attract and retain superior employees for key positions. The Committee periodically reviews the levels of other compensation including perquisites and other personal benefits provided to the named executive officers.

The named executive officers receive vehicle allowances and related reimbursements and reimbursement of certain medical expenses. We also maintain other executive benefits that we consider necessary in order to offer fully competitive opportunities to our executive officers. These include 401(k) retirement savings plans, employee stock purchase programs and other employee benefit plans, such as medical, dental, group life, disability and accidental death and dismemberment insurance, in each case on the same basis as other employees. We provide no tax gross-ups on any perquisites. Further discussion on the value of the perquisites given to our named executive officers is set forth in the “Summary Compensation Table” on page 47.

Clawback of Compensation

We have a clawback policy applicable to our named executive officers and associates that provides that in the event of fraud or a material restatement of our financial statements (other than in connection with a change in accounting policy), the facts and circumstances that led to the fraud and/or the requirement for the restatement will be reviewed and appropriate action will be taken. A determination will be made as to whether any executive officer received compensation based on the original financial statements because it appeared he or she achieved financial performance targets that in fact were not achieved based on the restatement. This determination will be made by the Board in the case of our named executive officers and by our Chief Executive Officer in the case of all other executive officers and associates. Any clawback decision made by the Chief Executive Officer must be approved by the Management Development and Executive Compensation Committee. The Board or the Chief Executive Officer, as appropriate, will also consider the accountability of any executive officer whose acts or omissions were responsible in whole or in part for the events that led to the restatement and whether such actions or omissions constituted misconduct. The action that the Board (with respect to named executive officers) or the Chief Executive Officer (with respect to all other executive officers and associates) could elect to take against a particular executive officer, depending on all facts and circumstances as determined during their review, include:

●	canceling some or all of the executive officer’s unvested share awards and outstanding option awards;
●	adjusting the executive officer’s future compensation; or
●	terminating the executive officer or associate or initiating legal action against the executive officer or associate, as the Board or the Chief Executive Officer (subject to Management Development and Executive Compensation Committee approval), as applicable, determines to be in the Company’s best interests.

All clawbacks under this policy apply only to unvested equity compensation.

Share Ownership

We have guidelines governing share ownership by our named executive officers whereby they are required to own and hold shares of the Company with a value between three and five times their base salary while retained by the Company. As of December 31, 2020, our named executive officers exceeded these guidelines as follows:

		Required
		Ownership as		Actual as a
	Required	a Multiple	Actual	Multiple of
Name	Ownership	of Base Pay	Ownership	Base Pay
Andrew M. Alexander	$3,500,000	5x	$47,570,634	59x
Stanford J. Alexander	1,000,000	5x	100,232,895	501x
Johnny L. Hendrix	1,575,000	3x	7,531,127	14x
Stephen C. Richter	1,575,000	3x	10,066,582	18x

Compensation Risk

The Committee considers the likelihood of any potential material risks that may be created by our executive compensation program. Because performance-based incentives play a large role in our executive compensation program, it is important to ensure that these incentives do not result in our named executive officers taking actions that may conflict with our long-term interests. Upon review, the Committee has determined that our compensation programs are designed and administered with the appropriate balance of risk and reward in relation to our overall business strategy and do not encourage executives to take unnecessary or excessive risks. The Committee considers the following attributes of the program:

●	the balance between short-term and long-term incentives;
●	consideration of qualitative and quantitative performance factors in determining compensation payouts, including performance thresholds, funding that is based on actual results measured against pre-approved financial and operational goals and metrics that are clearly defined in all plans;
●	the use of different types of equity incentive awards that provide a balance of incentives;
●	incentive compensation with a considerable equity component where value is realized through long-term appreciation of shareholder value; and
●	equity incentive compensation that vests over an extended period.

The Committee focuses primarily on the compensation of our named executive officers because risk-related decisions depend predominantly on their judgment. The Committee believes that risks arising from our policies and practices for compensation of all other employees are not reasonably likely to have a material adverse effect on our financial results.

Tax and Accounting Implications

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code limits the deductibility on our tax return of non-performance based compensation over $1 million to any of our named executive officers. It is the Committee’s responsibility to address issues raised by Section 162(m) in connection with compensation paid to executive officers. To the extent that an executive’s compensation does not qualify for deduction under Section 162(m), a larger portion of the REIT distributions made by the Company to its shareholders may be subject to federal income taxation as dividend income rather than as a return of capital. The Committee will continue to monitor the tax implications under Section 162(m) of its compensation programs and will take action it deems appropriate.

COMPENSATION COMMITTEE REPORT

The Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Committee recommended to the Board that the above Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference in our Annual Report on Form 10-K for the year ended December 31, 2020.

Respectfully Submitted,

Management Development and Executive Compensation Committee

C. Park Shaper, 2020 Chairman

Stephen A. Lasher

Mark J. Shapiro

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During fiscal 2020, three of our independent Trust Managers served on the Compensation Committee. The Compensation Committee members for 2020 were Messrs. Lasher, Shaper and Shapiro. No member of the Compensation Committee has any interlocking relationship with any other company that requires disclosure under this heading.

EXECUTIVE COMPENSATION

The following tables, narrative and footnotes discuss the compensation of the Chairman/President/Chief Executive Officer, the Chairman Emeritus, the Executive Vice President/Chief Operating Officer and the Executive Vice President/Chief Financial Officer during 2020, who are referred to as the named executive officers.

Summary Compensation Table

The following table summarizes the compensation for the individuals listed below for all services rendered to the Company and its subsidiaries for the three-year period ended December 31, 2020. The components of total compensation are described below and in more detail in the tables following.

					Change in
					Pension
					Value
					and Non-
					Qualified
				Non-Equity	Deferred
			Share	Incentive Plan	Compensation	All Other
		Salary	Awards (1)	Compensation	Earnings (2)	Compensation (3)	Total
Name/Title	Year	($)	($)	($)	($)	($)	($)
Andrew M.	2020	$783,333	$2,728,098	$800,000	$1,358,688	$28,483	$5,698,602
Alexander	2019	700,000	3,397,628	945,000	1,290,907	26,753	6,360,288
Chairman/	2018	700,000	2,141,544	875,000	1,015,693	26,478	4,758,715
President/Chief
Executive Officer
Stanford J.	2020	200,000	—	—	165,810	28,590	394,400
Alexander	2019	200,000	—	—	188,148	18,544	406,692
Chairman	2018	200,000	—	—	90,445	—	290,445
Emeritus
Johnny L.	2020	545,833	1,273,117	352,000	480,233	23,285	2,674,468
Hendrix	2019	525,000	1,653,713	453,600	472,497	21,439	3,126,249
Executive Vice	2018	525,000	1,042,347	420,000	290,930	23,089	2,301,366
President/Chief
Operating Officer
Stephen C.	2020	545,833	1,273,117	352,000	592,227	23,417	2,786,594
Richter	2019	525,000	1,653,713	453,600	727,739	24,598	3,384,650
Executive Vice	2018	525,000	1,042,347	420,000	371,845	22,386	2,381,578
President/Chief
Financial Officer

(1)	The value of the share awards reflects the fair market value of each award on the date of grant. See Notes 1 and 14 of the consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020 regarding assumptions underlying the valuation of these awards. The share awards issued in 2020 reflect both service-based (50%) and market-based (50%) awards. For the market-based awards, if the minimum market-based measure is not met, no award will be earned and if at least the minimum market-based measure is attained, awards can range from 50% of the target number of shares up to 200% of the target number of shares. The amounts in the table which we awarded for market-based awards reflect the value at the target level (100%). The maximum possible value that can be earned from the 2020 market-based awards on the grant date is as follows: $2,536,400 for Mr. A. Alexander and $1,183,670 for both Messrs. Hendrix and Richter. See the Grants of Plan-Based Awards Table for further information.
(2)	Since there are no above market or preferential earnings associated with our deferred compensation plan, amounts reported are comprised entirely of changes between beginning of the year balances and end of the year actuarially determined present value of the accumulated balances for our defined benefit plans and defined contribution benefit plan. The aggregate increase in pension value for each named executive is due to actuarial changes in years of service, compensation changes, actuarial gains (losses) and interest earned on the account balance. See the Pension Benefits table for further information.
(3)	All Other Compensation includes perquisite amounts paid on behalf of each named executive for personal usage of a Company provided vehicle, employer paid 401(k) plan contributions, employee stock purchase plan discounts, and reimbursement for medical expenses paid by the executive.

Grants of Plan-Based Awards Table

The following table provides information concerning grants of plan-based awards to our named executive officers during fiscal 2020. No awards were made to Mr. S. Alexander during fiscal 2020.

										Grant
									All	Date
									Other	Fair
									Share	Value
									Awards:	of
			Estimated Possible Payments			Estimated Future Payouts			Number	Share
			Under Non-Equity Incentive			Under Equity Incentive			of	And
			Plan Awards			Plan Awards			Shares	Option
	Type of	Grant	Threshold	Target (1)	Maximum	Threshold	Target	Maximum	or Units	Awards (2)
Name	Award	Date	($)	($)	($)	(#)	(#)	(#)	(#)	($)
Andrew M.				$1,000,000
Alexander	(3)	1/7/2020							48,341	$1,459,898
	(4)	1/7/2020				12,085	24,170	48,340		753,621
	(5)	1/7/2020				12,085	24,170	48,340		514,579
Johnny L.				440,000
Hendrix	(3)	1/7/2020							22,559	681,282
	(4)	1/7/2020				5,640	11,280	22,559		351,695
	(5)	1/7/2020				5,640	11,280	22,559		240,140
Stephen C.				440,000
Richter	(3)	1/7/2020							22,559	681,282
	(4)	1/7/2020				5,640	11,280	22,559		351,695
	(5)	1/7/2020				5,640	11,280	22,559		240,140

(1)	Actual amounts paid from Non-Equity Incentive Plan Awards are presented in the Summary of Compensation Table for the year ended 2020.
(2)	Amounts calculated utilizing the provisions under GAAP. See Notes 1 and 14 of the consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020 regarding assumptions underlying valuation of equity awards.
(3)	Represents service-based awards valued at the closing grant date price and are subject to a holding period through January 2023.
(4)	Represents market-based awards relative to FTSE NAREIT U.S. Shopping Center Index fair valued using a Monte Carlo simulation on the grant date. The performance period for these awards is January 1, 2020 to December 31, 2022, but are subject to a holding period through January 2023.
(5)	Represents market-based awards relative to three-year absolute TSR fair valued using a Monte Carlo simulation on the grant date. The performance period for these awards is January 1, 2020 to December 31, 2022, but are subject to a holding period through January 2023.

The Grants of Plan-Based Awards table sets forth information concerning grants of non-equity incentive plan awards and equity incentive plan share awards. Estimated payouts under non-equity incentive plan awards include the target payout of the annual bonus. The payouts were established by the Compensation Committee for the named executive officers on February 6, 2020. When the targets for the non-equity incentive plan awards were established and communicated to the named executive officers, no maximum payout was specified; however, amounts above the target payout may be paid if performance goals are exceeded. The criteria used to determine the target was set forth above in the “Compensation Discussion and Analysis” on page 30. Annual bonuses are to be paid in the year after the bonus was earned. Therefore, 2020 actual annual bonuses paid in February 2021 are included in the “Summary Compensation Table” on page 47.

The Compensation Committee determined target values for all share awards granted in 2020 for Messrs. A. Alexander, Hendrix and Richter of $3,000,000, $1,400,000 and $1,400,000, respectively. These target values were converted to shares based on the average of the closing share price for the 10-day trading period ending on December 31, 2019 of $31.03. The share awards were granted on January 7, 2020. Service-based awards (shown in the preceding table as “All Other Share Awards”) were multiplied by the grant date closing price of $30.20 to determine the “Grant Date Fair Value of Share And Option Awards” (“Fair Value”). Market-based share awards were multiplied by a fair value per share amount determined as of the grant date based on a Monte Carlo simulation model. The Fair Value for these awards were determined by multiplying the target number of shares under the “Estimated Future Payouts Under Equity Incentive Plan Awards” by the fair value per share amounts of $31.18 and $21.29 for the market-based awards relative to the FTSE NAREIT U.S. Shopping Center Index and the market-based awards relative to the three-year absolute TSR, respectively. The combined Fair Value of the service-based and market-based awards is shown in the Summary Compensation Table on page 47 for each named executive under “Share Awards” for 2020.

2020-2022 Performance Criteria for TSR relative to FTSE NAREIT U.S. Shopping Center Index Table

WRI Three-Year			% of Opportunity
Performance vs. Index (1)	Performance Level	Multiple of Target	Earned
+1,000 bps	Exceptional	2.0	200%
+500 bps	High	1.5	150%
0 bps	Target	1.0	100%
-500 bps	Threshold	0.5	50%
-1,000 bps	Minimum	—	—%

(1)	Bps means basis points.

2020-2022 Performance Criteria for TSR Absolute TSR Table

Weingarten TSR			% of Opportunity
Growth	Performance Level	Multiple of Target	Earned
13%	Exceptional	2.0	200%
8%	High	1.5	150%
6%	Target	1.0	100%
3%	Threshold	0.5	50%
< 3%	Minimum	—	—%

Share awards have been granted to the named executives for 2020 performance as disclosed in the “Compensation Discussion and Analysis – Long-Term Equity Incentive Compensation” on page 41 and are not included in the table above.

Outstanding Equity Awards at Fiscal Year End Table

The following table provides information with respect to the value of all outstanding equity awards previously awarded to the named executive officers as of December 31, 2020. Mrs. S. Alexander has no outstanding equity awards.

Share Awards
Equity Incentive
Plan Awards:
Market or
			Equity Incentive	Payout
			Plan Awards:	Value of
		Market	Number of	Unearned
	Number of	Value of	Shares, Units,	Shares, Units
	Shares or	Shares or	or Other	or Other
	Units That	Units That	Rights That	Rights That
	Have Not	Have Not	Have Not	Have Not
	Vested (1)	Vested (2)	Vested (1)(3)	Vested (2)
Name	(#)	($)	(#)	($)
Andrew M. Alexander	169,134	$3,665,134	169,134	$3,665,134
Johnny L. Hendrix	81,292	1,761,598	81,292	1,761,598
Stephen C. Richter	81,292	1,761,598	81,292	1,761,598

(1)	Share awards are subject to a three-year cliff vesting and include accumulated dividends earned during the vesting period.
(2)	The market value was determined by multiplying the number of unvested shares by the closing price of $21.67 at December 31, 2020.
(3)	These shares reflect the target award level for awards issued since 2018.

Option Exercises and Shares Vested Table

The following table provides information with respect to the options exercised and shares vested by the named executive officers during the year ended December 31, 2020.

	Option Awards		Share Awards
	Number of Shares		Number of Shares
	Acquired on	Value Realized	Acquired on	Value Realized
	Exercise	on Exercising	Vesting	on Vesting
Name	(#)	($)	(#)(1)	($)
Andrew M. Alexander			82,822	$2,497,923
Stanford J. Alexander (2)	136,978	$993,709
Johnny L. Hendrix			35,401	1,067,693
Stephen C. Richter			35,401	1,067,693

(1)	These share amounts include dividend equivalents issued in shares at the same time that the underlying shares vested.
(2)	Mr. S. Alexander exercised 136,978 option award shares of which 117,043 of these shares were used to settle the exercise.

Pension Benefits Table

The following table provides information with respect to retirement and deferred compensation benefits of the named executive officers.

		Present Value of
	Number of	Accumulated	Payments
	Years Credited	Benefit as of	During
	Service	12/31/2020	2020
Name/Plan Name	(#)	($)	($)
Andrew M. Alexander (1)
Qualified Employee Retirement Plan	42	$1,021,586
Non-Qualified Supplemental Executive Retirement Plan	42	15,375,749
Stanford J. Alexander
Weingarten Realty Retirement Plan	67	1,284,276	$182,264
Johnny L. Hendrix (1)
Qualified Employee Retirement Plan	34	782,902
Non-Qualified Supplemental Executive Retirement Plan	34	4,240,294
Stephen C. Richter
Qualified Employee Retirement Plan	40	1,088,636	54,371
Non-Qualified Supplemental Executive Retirement Plan	40	5,643,266

(1)	Eligible for early retirement.

The Weingarten Realty Retirement Plan is a non-contributory defined benefit pension plan providing annual retirement benefits to eligible grandfathered employees in specified compensation and years of service categories, assuming retirement occurs at age 65 and that benefits are payable only during the employee’s lifetime. Benefits are not actuarially reduced where survivorship benefits are provided unless the participant’s spouse is more than five years younger than the plan participant. In this case, the benefit payable is reduced to cover the costs of providing survivor benefits to the spouse. The reduction is based on actuarial tables which consider, among other things, the participant’s age and the age of their spouse.

The non-contributory defined benefit pension plan converted to a cash balance retirement plan on April 1, 2002. A grandfathered participant will remain covered by the provisions of the plan prior to the conversion to the cash balance plan. A grandfathered participant is any participant born prior to January 1, 1952, who was hired prior to January 1, 1997, and was an active employee on April 1, 2002. The retirement plan pays benefits to grandfathered participants in the event of retirement, death, disability or other termination of employment after the employee meets certain vesting requirements (all grandfathered participants are 100% vested). The amount of the monthly retirement benefit payable beginning at age 65, the normal retirement age, is equal to (i) 1.5% of average monthly compensation during five consecutive years, within the last ten years, which would yield the highest average monthly compensation multiplied by years of service rendered after age 21, minus (ii) 1.5% of the monthly social security benefits in effect on the date of retirement multiplied by years of service rendered after age 21 and after July 1, 1976. Compensation for purposes of this plan is generally taxable income with certain exclusions and includes contributions made under salary deferral arrangements.

The Qualified Employee Retirement Plan is a non-contributory cash balance defined benefit retirement plan that covers all employees after attaining the age of 21. In general, eligibility to receive a plan benefit requires at least 1,000 hours worked during a plan year. The cash balance plan pays benefits in the event of retirement, death (if married) or termination of employment after the participant meets certain vesting requirements (generally 100% vested after three years of service). The amount of the monthly retirement benefit payable beginning at age 65, the normal retirement age, is equal to the greater of (1) the monthly benefit that is actuarial equivalent of the cash balance account, or (2) the accrued monthly benefit under the prior plan as of January 1, 2002. The opening balance of a cash balance participant, who was an active participant in the plan on January 2, 2002 and was an active employee on April 1, 2002, is the actuarial equivalent present value of his frozen accrued benefit on January 1, 2002. Annual additions to each participant’s account include a service credit ranging from 3-5% of compensation, depending on years of service and a 4.5% interest credit rate.

The Qualified Employee Retirement Plan also provides for early retirement benefits upon attaining the age of 55 and completion of at least 15 years of service. Early retirement benefit payments may begin on the first day of the month coinciding with or following the month employment ceases. However, the payments must begin no later than the normal retirement age. The early retirement benefit calculation for the grandfathered group is consistent with the above normal retirement benefit calculation with the exception that the benefit is adjusted by an early commencement factor. The accrued benefit will be reduced by 1/15th for each of the first 60 months, by 1/30th for each of the next 60 months, and by actuarial factors (assumed interest and mortality factors) for each additional month by which the annuity starting date precedes the normal retirement age. The early retirement benefit calculation for the non-grandfathered group is the actuarial equivalent of the cash balance account.

The Non-Qualified Supplemental Executive Retirement Plan was established on September 1, 2002 as a separate and independent non-qualified supplemental retirement plan for executive officers. This unfunded plan provides benefits in excess of the statutory limits of our non-contributory retirement plans. This Plan was amended effective January 1, 2012 as a defined contribution plan from a defined benefit plan.

The assumptions used to develop the actuarial present value of the accumulated benefit obligation for our defined benefit plans and defined contribution plan liability to each named executive officer were determined in accordance with GAAP as of each plan’s respective measurement date utilized in our audited financial statements for the year ended December 31, 2020. See Notes 1 and 15 to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2020, for a discussion of the relevant assumptions used in calculating the accumulated benefit obligation for our defined benefit plans and defined contribution plan liability.

Non-Qualified Deferred Compensation Table

We have a deferred compensation plan for eligible employees allowing them to defer portions of their current cash or share-based compensation. Employees may elect to defer up to 90% of base salary and annual bonus compensation, and up to 100% of restricted share awards. The deferred compensation plan does not provide for employer contributions. Amounts deferred are reported as compensation expense in the year service is rendered and are deposited in a grantor trust. Cash deferrals are invested based on the employee’s investment selections from a mix of assets similar to the non-contributory cash balance retirement plan. Share-based deferral distributions from this plan must be made in the same form as the original deferral.

There are no above market or preferential earnings associated with the deferred compensation plan.

The following table provides information with respect to non-qualified deferred compensation benefits of the named executive officers.

	Executive		Earnings	Aggregate	Aggregate
	Contributions in		(Losses) in	Withdrawals/	Balance at
	2020		2020	Distributions	12/31/20(1)
Name	($)		($)	($)	($)
Andrew M. Alexander	$50,000	(2)	$(5,425,268)	$—	$30,737,616
Stanford J. Alexander	—		2,378,854	—	10,040,346
Johnny L. Hendrix	1,362,564	(3)	(683,203)	—	9,210,836
Stephen C. Richter	45,360	(4)	(2,180,449)	—	14,170,072

(1)	All amounts contributed in prior years have been reported in the Summary Compensation Table in our previously filed proxy statements in the year earned for the purposes of the SEC’s executive compensation disclosure rules.
(2)	$50,000 of Mr. A. Alexander’s contributions is considered part of his Non-Equity Incentive Plan Compensation in the Summary Compensation Table in 2019.
(3)	$1,362,564 of Mr. Hendrix’s contributions is unvested share awards. The fair value of these unvested share awards are reported in the Summary Compensation Table and have been expensed.
(4)	$45,360 of Mr. Richter’s contributions is considered part of his Non-Equity Incentive Plan Compensation in the Summary Compensation Table in 2019.

Severance and Change in Control Arrangements

Mr. S. Alexander has not entered into change in control arrangements with us.

We have entered into a severance and change in control agreement with each of Messrs. Hendrix and Richter, which becomes operative only in connection with a change in control. Also, in February 2019, we entered into a severance and change in control agreement with Mr. A. Alexander in connection with his appointment as Chairman. Additionally, 14 Vice Presidents have also entered into similar change in control agreements with us. A change in control is deemed to occur upon any one of five events: (1) we merge, consolidate or reorganize into or with another corporation or legal entity, and we are not the surviving entity; (2) we sell or otherwise transfer 50% or more of our assets to one entity or in a series of related transactions; (3) any person or group acquires more than 25% of our then outstanding voting shares; (4) we file a report or proxy statement with the SEC disclosing that a change in control has occurred or will occur, and such transaction is consummated; or (5) if, during any 12-month period, Trust Managers at the beginning of the 12-month period cease to constitute a majority of the Trust Managers.

If Messrs. A. Alexander, Hendrix or Richter is terminated involuntarily without cause, or terminates his employment for a good reason (as described below), or due to permanent disability or death, in each case within one year following a change in control, he will be entitled to a lump sum severance benefit in an amount equal to (1) 2.99 times his annualized base salary as of the date an event constituting a change in control first occurs or, if greater, (2) 2.99 times his highest base salary in the five fiscal years preceding the first event constituting a change in control, plus, in either case, 2.99 times his targeted bonus for the fiscal year in which the first event constituting a change in control occurs. In addition, Mr. Hendrix, or Mr. Richter, as applicable, is entitled to receive an additional payment or payments to compensate him for any excise tax imposed by Section 4999 of the Code or any similar state or local taxes or any penalties or interest with respect to the tax. Mr. A. Alexander is not entitled to receive an excise tax "gross up" payment, but if the payments under the agreement would be subject to excise tax, then the payments will be reduced if and to the extent that such reduction would allow Mr. A. Alexander to receive a higher net after tax amount.

Messrs. A. Alexander, Hendrix and Richter will also receive one year of employee benefits coverage substantially similar to what he received or was entitled to receive prior to the change in control.

Upon the occurrence of a change in control event, each executive has the right to terminate his or her employment for good reason upon the occurrence of the following events:

●	failure to be elected or reelected or otherwise maintained in the office or the position, or a substantially equivalent office or position, of or with us which the executive held immediately prior to a change in control;
●	material diminution in the nature or scope of the authorities, powers, functions, responsibilities or duties attached to the position which the executive held immediately prior to the change in control, or a material reduction in the executive’s base pay;
●	the determination by the executive in good faith that a material negative change in circumstances has occurred following a change in control, including without limitation, a material negative change in the scope of the business or other activities for which the executive was responsible immediately prior to the change in control, which has rendered the executive substantially unable to carry out, has materially hindered the executive’s performance of, or has caused the executive to suffer a substantial material reduction in any of the authorities, powers, functions, responsibilities, or duties attached to the position held by the executive immediately prior to the change in control;
●	the liquidation, dissolution, merger, consolidation or reorganization of us or transfer of all or substantially all of our business and/or assets, unless the successor or successors to which all or substantially all of our business and/or assets have been transferred assumes all of our duties and obligations so that it is reasonably likely that there will be no material breach of the agreement by us or our successor-in-interest;
●	we relocate our principal executive offices, or require the executive’s principal location of work changed, to any location which is in excess of 25 miles from the location thereof immediately prior to the change in control, or require the executive to travel away from the executive’s office in the course of discharging the executive’s responsibilities or duties hereunder at least 20% more (in terms of aggregate days in any calendar year or in any calendar quarter when annualized for purposes of comparison to any prior year) than was required of the executive in any of the three full years immediately prior to the change in control without, in either case, the executive’s prior written consent; and/or
●	any material breach of the change in control agreement by us or any successor thereto.

For Messrs. A. Alexander, Hendrix and Richter, please see the “Severance and Change in Control Compensation Table” below for estimated distributable amounts had their employment been terminated on December 31, 2020.

Under our equity incentive plan, in the event of death or following a change in control, all outstanding share and option awards become fully vested. However, in the event of disability or retirement, the unvested portion of outstanding share awards shall continue to vest as if the employee remained in our employ, provided that (1) if the employee dies following termination of employment but prior to the full vesting of the outstanding share awards hereunder, then those awards to the extent not already vested, shall be vested in full as of the date of death, and (2) if the employee accepts employment with a competitor of ours, as determined by the Compensation Committee pursuant to our then existing non-competition policies, the employee shall forfeit those awards which had not already vested on the date the employee accepted employment with such competitor. Termination of the employee’s employment with us for any other reason shall result in forfeiture of the outstanding awards on the date of termination to the extent not already vested.

As part of “All Other Compensation,” we are required to report any payments that were made to named executive officers due to a change in control and any amounts accrued by us for the benefit of the named executive officers relating to a change in control. There have been no payments, nor have there been any amounts accrued for the years presented in the “Summary Compensation Table” on page 47.

Severance and Change in Control Table

The following table quantifies compensation that would become payable under severance and change in control agreements and other arrangements, in each case that were in effect as of December 31, 2020, if the named executive officer’s employment had terminated on December 31, 2020, based on our closing stock price on the last trading day of 2020, where applicable. Due to the factors that affect the amount of any benefits provided upon the events discussed below, actual amounts paid or distributed may be different.

			Change in
			Pension Value		Value of
			and Non-		Unvested
			Qualified	Continuation	Share	Excise
			Deferred	of Employee	Awards	Tax and
			Compensation	Perquisites	That Will	Gross-
Name	Salary (1)	Bonus (2)	Earnings	Benefits (3)	Vest (4)	Up (5)	Total
Andrew M. Alexander	$2,392,000	$2,990,000	$1,358,688	$40,166	$7,330,268	$—	$14,111,122
Johnny L. Hendrix	1,644,500	1,315,600	480,233	34,975	3,523,196	—	6,998,504
Stephen C. Richter	1,644,500	1,315,600	592,227	34,008	3,523,196	1,263,042	8,372,573

(1)	Amount equal to 2.99 times annual base salary.
(2)	Amount equal to 2.99 times target bonus.
(3)	Amounts include the cost of continued employee benefits at least equal to the benefits provided to the executive prior to termination and assume continued coverage for one year.
(4)	The value of the share awards is based on our December 31, 2020 closing stock price of $21.67 per share. These benefits will vest immediately either upon a change in control event or upon the death of a plan participant. No amount would be due to Mr. S. Alexander under these arrangements as all his equity awards have vested.
(5)	Not Applicable to Mr. A. Alexander.

CEO PAY RATIO

We believe our executive compensation program must be internally consistent and equitable to motivate our employees to create shareholder value. For 2020, the total compensation of our Chief Executive Officer as reported in the Summary Compensation Table was $5,698,602 and for the median employee was $98,640. The resulting ratio of our Chief Executive Officer’s pay to the pay of our median employee for fiscal year 2020 was 58 to 1.

Our Chief Executive Officer to median employee pay ratio is calculated in accordance with SEC requirements pursuant to Item 402(u) of Regulation S-K. We identified the median employee by examining the 2020 total cash compensation for all individuals, excluding our Chief Executive Officer, who were employed by us on December 1, 2020, the first day of the last month of our fiscal year. We included all consolidated employees, whether employed on a full-time, part-time, or seasonal basis. We did not make any assumptions, adjustments or estimates with respect to total cash compensation, and we did not annualize the compensation for any full-time employees who were not employed by us for all of 2020. We have used the same methodology to determine the median employee since 2017. We believe the total cash compensation for all employees is a consistently applied compensation measure, because we do not widely distribute annual equity awards to all employees.

After identifying the median employee, we calculated annual total compensation for such employee using the same methodology we use for our named executive officers as set forth in the Summary Compensation Table.

EQUITY COMPENSATION PLAN INFORMATION

The following table as of December 31, 2020 summarizes the equity compensation plans under which our Common Shares may be issued:

	Number of	Weighted
	Shares to	Average
	be Issued	Exercise
	Upon	Price of	Number of
	Exercise of	Outstanding	Shares
	Outstanding	Options,	Remaining
	Options,	Warrants	Available
	Warrants	and	for Future
Plan Category	and Rights	Rights	Issuance
Equity compensation plans approved by shareholders	43,016	$24.87	657,902
Equity compensation plans not approved by shareholders	—	—	—
Total	43,016	$24.87	657,902

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF TRUST MANAGERS

The Audit Committee is composed of four independent non-employee trust managers and operates under a written charter adopted by the Board (a copy of which is available at www.weingarten.com). The Board has determined that each committee member is independent within the meaning of the applicable NYSE listing standards currently in effect.

Management is responsible for the financial reporting process, including the system of internal controls, and for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States of America (GAAP). Our independent registered public accounting firm is responsible for expressing an opinion on the fairness of the presentation of the financial statements in conformity with GAAP and on the effectiveness of internal control over financial reporting based on the criteria established in Internal Control-Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission as of December 31, 2020. The Committee’s responsibility is to oversee and review these processes. We are not, however, professionally engaged in the practice of accounting or auditing, and do not provide any expert or other special assurance as to such financial statements concerning compliance with the laws, regulations or GAAP or as to the independence of the registered public accounting firm. The Committee relies, without independent verification, on the information provided to us and on the representations made by management and the independent registered public accountants. We held four meetings during fiscal 2020. The meetings were designed, among other things, to facilitate and encourage communication among the Committee, management, the internal audit function and our independent registered public accountants, Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, “Deloitte”). We discussed with Deloitte the overall scope and plans for their audit. We met with Deloitte, with and without management present, to discuss the results of their examinations and their evaluations of our internal controls.

We have reviewed and discussed the audited consolidated financial statements for the fiscal year ended December 31, 2020 with management and Deloitte. We also discussed with management and Deloitte the process used to support certifications by our Chief Executive Officer and Chief Financial Officer that are required by the SEC and the Sarbanes-Oxley Act of 2002 to accompany our periodic filings with the SEC. In addition, we reviewed and discussed our progress on complying with Section 404 of the Sarbanes-Oxley Act of 2002, including the Public Company Accounting Oversight Board’s (PCAOB) Auditing Standard No. 2201 regarding the audit of internal control over financial reporting.

In addition, the Audit Committee obtained from Deloitte a formal written statement describing all relationships between Deloitte and the company that might bear on Deloitte’s independence consistent with PCAOB Ethics and Independence Rule 3526, “Communication with Audit Committees Concerning Independence,” discussed with Deloitte any relationships that may impact their objectivity and independence, and satisfied itself as to their independence. When considering Deloitte’s independence, we considered whether their provision of services to the company beyond those rendered in connection with their audit of our consolidated financial statements and reviews of our consolidated financial statements, including in its Quarterly Reports on Form 10-Q, was compatible with maintaining their independence. We also reviewed, among other things, the audit and non-audit services performed by, and the amount of fees paid for such services to Deloitte. The Audit Committee also discussed and reviewed with the independent registered public accountants all communications required by generally accepted auditing standards, including those matters required to be discussed by PCAOB Auditing Standard No. 1301 “Communications with Audit Committees”, PCAOB Auditing Standard No. 2401 “Consideration of Fraud in a Financial Statement Audit,” and SEC rules discussed in Final Release Nos. 33-8183 and 33-8183a.

Based on our review and these meetings, discussions and reports, and subject to the limitations on our role and responsibilities referred to above and in the Audit Committee charter, we recommended to the Board of Trust Managers (and the Board has approved) that the audited financial statements for the year ended December 31, 2020 be included in Weingarten’s Annual Report on Form 10-K. We have selected Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates as our independent registered public accountants for the fiscal year ending December 31, 2021, and have presented the selection to the shareholders for ratification.

The undersigned members of the Audit Committee have furnished this report to the Board of Trust Managers.

Respectfully Submitted,

Audit Committee

Thomas L. Ryan, 2020 Chairman

Stephen A. Lasher

Douglas W. Schnitzer

C. Park Shaper

ADOPTION OF THE SECOND AMENDMENT TO THE WEINGARTEN REALTY INVESTORS AMENDED AND RESTATED 2010 LONG-TERM INCENTIVE PLAN TO INCREASE THE MAXIMUM NUMBER OF AVAILABLE SHARES BY 1,200,000 SHARES - PROPOSAL TWO

On February 17, 2021, our Board approved the Second Amendment (the "Second Amendment") to the Amended and Restated 2010 Long-Term Incentive Plan of Weingarten Realty Investors (the "Plan") to increase the number of Common Shares and directed that the matter be submitted to the shareholders of the Company for their approval. The Second Amendment will amend the Plan to increase the number of Common Shares reserved for issuance from 4,000,000 shares to 5,200,000 shares. As of February 25, 2021, there were 273,117 shares remaining available for future grants under the Plan. Our Board believes that it is important to secure for us and our shareholders the benefits arising from share ownership by selected key employees, consultants and trust managers of the Company or our subsidiaries as the Management and Executive Development Compensation Committee (for purposes of this analysis, the “Committee”) may from time to time determine. We believe that the possibility of participation in the Plan through receipt of incentive share options, nonqualified share options, and common share units and common shares that are restricted will provide participants an incentive to perform more effectively and will assist us in attracting and retaining people of outstanding talent and ability. Our Board believes the number of shares remaining available for grants under the Plan to be inadequate to achieve the stated purpose of the Plan in the future. A copy of the Second Amendment is attached hereto as Annex B.

The following brief summary of certain features of the Plan, as amended by the First Amendment and the Second Amendment, is qualified in its entirety by reference to the full text of the Plan as previously filed by us in Form 8-K on April 26, 2010, the full text of the First Amendment filed by us filed as Exhibit 4.3 to the Registration Statement on Form S-8 dated July 31, 2018 and the full text of the Second Amendment attached hereto as Annex B.

Administration

The Plan will be administered by the Committee which consists solely of two or more non-employee Trust Managers. All questions of interpretation and application of the Plan are determined by this Committee. The Committee will determine at its discretion the participants who are to receive awards under the Plan, the types of awards and establishment of terms, performance criteria, restrictions and other provisions.

Participation

All regular, full-time employees, meaning an employee who works at least 30 hours or more per week, consultants and trust managers of Weingarten Realty Investors or any of our subsidiaries are eligible for selection to participate in the Plan. The number of employees eligible to participate in the Plan at December 31, 2020 was 243. Incentive share options may not be awarded to participants who are not employees.

Transferability

Incentive share options during the period of restriction, restricted shares and restricted share units, awarded under the Plan are not assignable or transferable except to us or as designated by the participant by will or the laws of descent and distribution. Incentive share options may be exercised during the lifetime of the participant only by the participant or his or her guardian or legal representative. If provided in the option agreement, nonqualified share options may be transferred to permitted transferees (as defined in the Plan).

Shares Available for Grant

The number of shares available under the Plan for the grant of awards shall not exceed 5,200,000, subject to adjustment as provided in the Plan. The shares may be either authorized and unissued shares or issued and outstanding shares (including, in the discretion of the Committee, shares purchased in the open market). If, for any reason, any award under the Plan or any portion of any of the foregoing, shall expire, terminate or be forfeited or canceled, or be settled in cash pursuant to the Plan and, therefore, any such shares are no longer distributable under any of the foregoing, such shares shall again be available for award under the Plan.

The Plan provides that in the event of any change in our outstanding common shares by reason of any share dividend, split, spinoff, recapitalization, merger, consolidation, combination, exchange of shares or other similar change, the aggregate number of shares with respect to which awards may be made under the Plan, the terms and the number of outstanding shares, and the exercise price of a share option, may be equitably adjusted by the Board in its sole discretion.

As of February 25, 2021, the closing price of a common share on the NYSE was $26.01.

Awards

The Committee may designate a share option as an incentive share option or a nonqualified share option, or the Committee may award restricted shares and restricted units. The terms of each award shall be set forth in a written option agreement which incorporates the terms of the Plan.

The exercise price of a nonqualified share option and/or an incentive share option shall be determined by the Committee; provided, however, that the exercise price of a nonqualified option and an incentive share option may not be less than the greater of (1) 100% of the fair market value (as defined in the Plan) as of the option grant date or (ii) the par value of the share on such date. Incentive share options may not be exercised on the earliest of (i) 10 years from the date of grant, (ii) the date that is one year after a participant's employment with us is terminated due to a disability or death: (iii) following the participant's termination with us for reason other than death or disability; and (iv) the date the participant is terminated for cause. The purchase price of restricted shares will be determined by the Committee on the date the restricted shares are granted, and the restricted shares will be free of the restrictions at the end of the restricted period (as defined in the Plan).

Incentive share options and nonqualified share options may be exercised by payment of the share option price in cash, in shares valued at fair market value on the date of exercise, or any combination thereof. A holder of nonqualified share options may also make payment, unless restricted by the Committee or the award agreement, in shares purchased upon the exercise of nonqualified share options through our withholding of shares (valued at fair market value as of the date of exercise) that would otherwise be issuable upon exercise of such options equivalent to the purchase price of the nonqualified share options. Special rules apply which limit the time of exercise of a share option following an employee's termination of employment. The Committee may impose additional restrictions on the exercise of any share option.

Amendment and Termination of the Plan

The Board may at any time and in any way amend, suspend or terminate the Plan provided, however, that no action by the Board shall, without further approval of the shareholders, increase the total number of common shares under the Plan, materially increase the benefits accruing under the Plan or materially modify the requirements as to eligibility for participation in the Plan.

Change in Control/Transactions

The Plan provides that in the event of any recapitalization, merger, consolidation or conversion, under which the holders of share options do not receive any securities or other property, all awards will remain outstanding and will continue in full force and effect in accordance with their terms. If the transaction is consummated and the holders of share options receive transactional consideration, the awards will be modified as follows:

(i)	if the transaction provides for the assumption by the entity issuing transactional consideration of the awards without any modification or amendment, the awards will remain outstanding and will continue in full force and effect;
(ii)	if the transaction does not provide for the assumption by the entity issuing transactional consideration, all vesting restrictions applicable to awards which will not be assumed will accelerate and the award holders may exercise/receive the benefits of the awards during the 10 day period immediately preceding the consummation of the transaction.

Clawback of Awards

Share option awards and awards of restricted shares made to participants under the Plan are subject to clawback under certain circumstances. In the event of fraud by a participant or a material restatement of our financial statements (other than in connection with a change in accounting policy), the facts and circumstances that led to the fraud and\or the requirement for the restatement will be reviewed and appropriate actions will be taken. A determination will be made as to whether any participant received compensation based on the original financial statements because it appeared he or she achieved financial performance targets that in fact were not achieved based on the restatement. This determination will be made by the Board in the case of our named executive officers and by our Chief Executive Officer (subject to the Committee’s approval) in the case of all other participants. If such a determination is made with respect to any participant, any unvested restricted share awards and unexercised option awards held by such participant may be cancelled.

Federal Tax Consequences

The grant of incentive share options to an employee generally does not result in any income tax consequences. The exercise of an incentive share option generally does not result in any income tax consequences to an employee if (i) the incentive share option is exercised by the employee during his employment with us or one of our subsidiaries, or within a specified period after termination of employment, and (ii) the employee does not dispose of common shares acquired pursuant to the exercise of an incentive share option before the expiration of two years from the date of grant of the incentive share option or one year after exercise and the transfer of the common shares to him, whichever is later. However, the excess of the fair market value of the common shares as of the date of exercise over the option exercise price is includible in an employee’s alternative minimum taxable income in the year of exercise.

An employee who disposes of his incentive share option shares prior to the expiration of the waiting period generally will recognize ordinary income in the year of sale in an amount equal to the excess, if any, of (a) the lesser of (i) the fair market value of the common shares as of the date of exercise or (ii) the amount realized on the sale, over (b) the incentive share option exercise price. Any additional amount realized on an early disposition should be treated as capital gain to the employee, short or long term, depending on the employee’s holding period for the common shares.

Subject to the foregoing, if an employee sells common shares acquired pursuant to the exercise of an incentive share option, the employee will generally recognize a long-term capital gain or loss on the sale if the common shares were held for more than 12 months. Under those circumstances, if the employee recognizes a long-term capital gain on the sale, his or her long-term capital gain will be taxed at a maximum rate of 20%.

We will not be entitled to a deduction as a result of the grant of an incentive share option, the exercise of an incentive share option, or the sale of incentive share option shares after the waiting period. If an employee disposes of incentive share option shares in an early disposition, we would be entitled to deduct the amount of ordinary income recognized by the employee.

The grant of nonqualified share options under the Plan will not result in the recognition of any taxable income by the optionee. An optionee will recognize ordinary income on the date of exercise of the nonqualified share option equal to the excess, if any, of (i) the fair market value of the common shares acquired as of the exercise date, over (ii) the exercise price. The income reportable on exercise of a nonqualified share option is subject to federal income and employment tax withholding. Generally, we will be entitled to a deduction for our taxable year within which the optionee recognizes compensation income in a corresponding amount.

Generally, the recipient of an award of restricted shares is taxed upon the fair market value of the common shares at the date or dates that such shares vest, and we are entitled to a deduction at the same time in the same amount.

Grants under the Plan

Specific amounts and types of awards that may be awarded in the future under the Plan cannot be determined because the grant and actual payout of awards under the Plan will be discretionary.

Shareholder Approval Requirement

The approval of the Second Amendment requires the affirmative vote of the holders of a majority of our common shares voting on the matter. Accordingly, abstentions and broker non-votes applicable to shares at the annual meeting will not be included in the tabulation of votes cast on this proposal.

The Board of Trust Managers unanimously recommends that you vote FOR the adoption of the Second Amendment to the Weingarten Realty Investors Amended and Restated 2010 Long-Term Incentive Plan.

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM - PROPOSAL THREE

The Audit Committee has appointed Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, “Deloitte”) as the independent registered public accounting firm to audit our financial statements for the fiscal year ending December 31, 2021. During fiscal 2020, Deloitte served as our independent registered public accounting firm (" Accounting Firm") and also provided certain tax and other audit related services. Deloitte, or its predecessors, has served as our principal accounting firm for more than 30 years and is familiar with our affairs and financial procedures.

Accounting Firm Fees

The following table sets forth the approximate aggregate fees expected to be billed or billed to us for the fiscal years ended December 31, 2020 and 2019 by Deloitte.

	2020	2019

	($in thousands)
Audit Fees (1)	$828.1	$795.0
Audit-Related Fees (2)	20.0	—
Tax Fees (3)	246.9	331.0
Total	$1,095.0	$1,126.0

(1)	Fees for audit services billed in or relating to fiscal 2020 and 2019 consisted of audit of the Company’s annual financial statements, attestation of the management’s assessment of internal control over financial reporting, reviews of the Company’s quarterly financial statements, statutory and regulatory audits, comfort letters, consents and other services related to SEC matters.
(2)	Fees for audit-related services billed in or relating to fiscal 2020 consisted of financial accounting consultations.
(3)	Fees for tax services billed in or relating to fiscal 2020 and 2019 consisted of tax compliance and tax planning and consultation. Fees for tax compliance services totaled $216,450 and $296,978 for 2020 and 2019, respectively. Tax compliance services are services rendered based upon facts already in existence or transactions that have already occurred to document, compute, and obtain government approval for amounts to be included in tax filings, and consisted of federal, state and local income tax return assistance, research for and assistance with changes in accounting method, assistance with IRC Section 704(c) calculations and assistance with earnings and profits calculation and review.

Fees for tax planning and consultation services totaled $30,460 and $34,042 for 2020 and 2019, respectively. Tax planning and advice are services rendered with respect to proposed transactions or that alter a transaction to obtain a particular tax result. Such services consisted of tax advice related to structuring certain proposed acquisitions and disposals, tax advice related to entity structure and formation, assistance with a federal return examination and tax advice related to state tax issues.

Audit Committee Pre-Approval of Audit and Non-Audit Services of Accounting Firm

At its regularly scheduled and special meetings, the Audit Committee considers and approves any audit and non-audit services to be performed by our independent accountants. The Audit Committee has delegated to its Chairman, an independent member of our Board, the authority to grant pre-approvals of non-audit services provided that any such pre-approval by the Chairman shall be reported to the Audit Committee at its next scheduled meeting. However, pre-approval of non-audit services is not required if (i) the aggregate amount of such non-audit services is less than 5% of the total amount paid by us to the auditor during the fiscal year in which the non-audit services are provided; (ii) such services were not recognized by us as non-audit services at the time of the engagement; and (iii) such services are promptly brought to the attention of the Audit Committee and, prior to completion of the audit, are approved by the Audit Committee or by one or more Audit Committee members who have been delegated authority to grant approvals. During or relating to fiscal 2020 and 2019, any non-audit services which exceeded 5% of the total amount paid by us were approved by the Audit Committee, as required by its charter.

The Audit Committee has considered whether the provision of these services is compatible with maintaining the independent accountants’ independence and has determined that such services have not adversely affected Deloitte’s independence.

Other Information

We have been advised by Deloitte that neither the firm, nor any member of the firm, has any financial interest, direct or indirect, in any capacity in the Company or its subsidiaries.

Representatives of Deloitte will be present at the Annual Meeting and will have an opportunity to make a statement, if they desire to do so, and to respond to appropriate questions from shareholders.

The Audit Committee, which has the sole authority to retain our independent registered public accountants, recommends that you vote FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021.

ADVISORY (NON-BINDING) VOTE ON EXECUTIVE COMPENSATION - PROPOSAL FOUR

We are asking our shareholders to provide advisory approval of the compensation of our named executive officers, as we have described in this proxy statement. While this vote is advisory and non-binding, it will provide information to our Compensation Committee regarding investor sentiment about our executive compensation philosophy, policies and practices, which the Compensation Committee will be able to consider when determining executive compensation for fiscal 2021 and beyond.

Objectives and Philosophy of Executive Compensation

The primary objectives of the Compensation Committee with respect to executive compensation are to attract and retain the most talented and dedicated executives possible, to tie annual and long-term cash and share incentives to achievement of measurable performance objectives, and to align executives’ incentives with the creation of shareholder value. To achieve these objectives, the Compensation Committee implements and maintains compensation plans that tie a substantial portion of executives’ overall compensation to key strategic financial and operational goals such as maintaining and growing our existing portfolio of properties through new development and acquisitions, strengthening our operating fundamentals and increasing funds from operations per share. The Compensation Committee evaluates individual executive performance with the goal of setting compensation at levels the Compensation Committee believes are comparable with executives of our peer companies while taking into account our relative performance and our own strategic goals.

Elements of Executive Compensation

The Compensation Committee has adopted a mix among the compensation elements in order to further align our compensation goals. The elements include:

●	Base salary;
●	Variable compensation consisting of a cash bonus based upon individual and company performance; and
●	Long-term equity incentives consisting of equity awards which are set at the average of the closing share prices for the 10-day trading period ending on December 31, 2020.

We believe that the information we have provided within the “Compensation Discussion and Analysis” section of this proxy statement demonstrates that our executive compensation program was designed appropriately and is working to ensure management’s interests are aligned with our shareholders’ interests to support long-term value creation. Accordingly, the Board recommends that shareholders approve the following advisory resolution:

RESOLVED, that the shareholders of Weingarten Realty Investors approve, on an advisory basis, the compensation of the individuals identified in the Summary Compensation Table, as disclosed in the proxy statement relating to the 2020 fiscal year pursuant to the compensation disclosure rules of the SEC (which disclosure includes the Compensation Discussion and Analysis section, the compensation tables and the accompanying footnotes and narratives within the Executive Compensation section of the proxy statement).

The Board of Trust Managers unanimously recommends that you vote FOR the approval of executive compensation as set forth in Proposal Four.

QUESTIONS AND ANSWERS ABOUT COMMUNICATIONS, SHAREHOLDER PROPOSALS AND COMPANY DOCUMENTS

1.	How do I submit a proposal for action at the 2022 Annual Meeting?

A proposal for action to be presented by any shareholder at the 2022 Annual Meeting will be acted upon only if:

●	the proposal meets the requirements set forth in the rules and regulations of the SEC in order to be eligible for inclusion in the proxy statement for that meeting and is received at the address provided below no later than November 15, 2021; and
●	if the proposal is not to be included in the proxy statement, written notice thereof must be received at the address provided below no later than 60 days prior to the 2022 Annual Meeting.

Proposals should be sent to the Office of Secretary by mail to Joe Shafer, Weingarten Realty Investors, P.O. Box 924133, Houston, Texas 77292-4133.

2.	How does a person communicate with the Board of Trust Managers?

Mail can be addressed to the Trust Managers in care of the Office of the Secretary, as described in response to question 1 above. At the direction of the Board, all mail received may be opened and screened for security purposes. All mail, other than trivial, obscene, unduly hostile, threatening, illegal or similarly unsuitable items will be forwarded to the Board. Trivial mail will be delivered to the Board at the next scheduled Board meeting. Mail addressed to a particular Trust Manager will be forwarded or delivered to that Trust Manager. Mail addressed to "Non-Employee Trust Manager" will be forwarded or delivered to the Chairman of the Governance and Nominating Committee. Mail addressed to the "Board of Trust Managers" will be forwarded or delivered to the Chairman of the Board.

3.	What is householding?

As permitted by the 1934 Act, only one copy of this proxy statement is being delivered to shareholders residing at the same address, unless the shareholders have notified us of their desire to receive multiple copies of the proxy statement. This is known as householding.

We will deliver, upon oral or written request, a separate copy of the proxy statement to any shareholder residing at an address to which only one copy was mailed. Requests for additional copies for current or future years should be directed to the Office of the Secretary as described in response to question 1 above.

Shareholders of record residing at the same address and currently receiving multiple copies of the proxy statement may contact our registrar and transfer agent, Computershare Trust Company, N.A. ("Computershare"), to request that only a single copy of the proxy statement be mailed in the future.

Contact Computershare by phone at (800) 550-4689 or by mail at P. O. Box 505000, Louisville, KY 40233-5000.

4.	Where can I see the Company’s corporate documents and SEC filings?

The Company’s website contains the Company’s governance policies, Board committee charters, the Codes of Conduct and Ethics and the Company’s SEC filings. To view these documents, go to www.weingarten.com, by clicking on "Investor Relations," and then "Governance Documents" or for the SEC filings, then "SEC Filings."

5.	How can I obtain copies of the Company’s Annual Report on Form 10-K?

The Company will deliver free of charge, upon request, a copy of the Annual Report on Form 10-K to any shareholder requesting a copy. Requests should be directed to the Company’s Investor Relations Department, Weingarten Realty Investors, P.O. Box 924133, Houston, Texas 77292-4133.

ADDITIONAL INFORMATION

Management does not know of any items, other than those referred to in the accompanying Notice of Annual Meeting of the Shareholders, which may properly come before the meeting or other matters of incident to conduct at the meeting.

As to any other item or proposal that may properly come before the meeting, including voting on a proposal omitted from this proxy statement pursuant to the rules of the SEC, it is intended that proxies will be voted in accordance with the discretion of the proxy holders.

2020 ANNUAL REPORT

Our Annual Report to Shareholders is being mailed to shareholders along with this Proxy Statement. The Annual Report and the Annual Report on Form 10-K for the fiscal year ended December 31, 2020, as filed with the SEC, are on our website at www.weingarten.com and available without charge to shareholders upon writing to our Investor Relations Department. Neither the Annual Report to Shareholders nor the Annual Report on Form 10-K for the fiscal year ended December 31, 2020 is to be treated as part of the proxy solicitation materials or as having been incorporated herein by reference.

By Order of the Board of Trust Managers,

Joe D. Shafer
Senior Vice President and Secretary

March 15, 2021
Houston, Texas

ANNEX A

Weingarten Realty Investors

Non-GAAP Financial Measures

Certain of our key performance indicators are considered non-GAAP financial measures. Management uses these measures along with our GAAP financial statements in order to evaluate our operating results. We believe these additional measures provide users of our financial information additional comparable indicators of our industry, as well as, our performance.

Funds from Operations Attributable to Common Shareholders

Effective January 1, 2019, the National Association of Real Estate Investment Trusts (“NAREIT”) defines NAREIT FFO as net income (loss) attributable to common shareholders computed in accordance with GAAP, excluding gains or losses from sales of certain real estate assets (including: depreciable real estate with land, land development property and securities), changes in control of real estate equity investments, and interests in real estate equity investments and their applicable taxes, plus depreciation and amortization related to real estate and impairment of certain real estate assets and in substance real estate equity investments, including our share of unconsolidated real estate joint ventures and partnerships. We calculate NAREIT FFO in a manner consistent with the NAREIT definition.

Management believes NAREIT FFO is a widely recognized measure of REIT operating performance which provides our shareholders with a relevant basis for comparison among other REITs. Management uses NAREIT FFO as a supplemental internal measure to conduct and evaluate our business because there are certain limitations associated with using GAAP net income by itself as the primary measure of our operating performance. Historical cost accounting for real estate assets in accordance with GAAP implicitly assumes that the value of real estate assets diminishes predictably over time. Since real estate values instead have historically risen or fallen with market conditions, management believes that the presentation of operating results for real estate companies that uses historical cost accounting is insufficient by itself. There can be no assurance that NAREIT FFO presented by us is comparable to similarly titled measures of other REITs.

We also present Core FFO as an additional supplemental measure as it is more reflective of the core operating performance of our portfolio of properties. Core FFO is defined as NAREIT FFO excluding charges and gains related to non-cash, non-operating assets and other transactions or events that hinder the comparability of operating results. Specific examples of items excluded from Core FFO include, but are not limited to, gains or losses associated with the extinguishment of debt or other liabilities and transactional costs associated with unsuccessful development activities.

NAREIT FFO and Core FFO should not be considered as alternatives to net income or other measurements under GAAP as indicators of our operating performance or to cash flows from operating, investing or financing activities as measures of liquidity. NAREIT FFO and Core FFO do not reflect working capital changes, cash expenditures for capital improvements or principal payments on indebtedness.

NAREIT FFO and Core FFO is calculated as follows (in thousands):

	Year Ended December 31,
	2020	2019	2018
Net income attributable to common shareholders	$112,149	$315,435	$327,601
Depreciation and amortization of real estate	149,389	134,772	160,679
Depreciation and amortization of real estate of unconsolidated real estate joint ventures and partnerships	17,251	12,152	12,454
Impairment of properties and real estate equity investments	24,153	3,144	9,969
Gain on sale of property, investment securities and interests in real estate equity investments	(65,385)	(190,597)	(206,930)
Gain on dispositions of unconsolidated real estate joint ventures and partnerships	(23,523)	(1,380)	(6,300)
Provision (benefit) for income taxes (1)	2	133	2,223
Noncontrolling interests and other (2)	(1,852)	(2,051)	8,238
NAREIT FFO – basic (3)	212,184	271,608	307,934
Income attributable to operating partnership units	1,731	2,112	—
NAREIT FFO – diluted (3)	213,915	273,720	307,934
Adjustments for Core FFO:
Provision (benefit) for income taxes (1)	—	—	(1,488)
Other impairment loss	—	—	134
Gain on extinguishment of debt including related swap activity	—	—	(3,131)
Lease terminations	—	—	(10,023)
Contract terminations	340	—	—
Other	—	10	(911)
Core FFO – diluted	$214,255	$273,730	$292,515

FFO weighted average shares outstanding – basic	127,291	127,842	127,651
Effect of dilutive securities:
Share options and awards	878	842	790
Operating partnership units	1,432	1,432	—
FFO weighted average shares outstanding – diluted	129,601	130,116	128,441

NAREIT FFO per common share – basic	$1.67	$2.12	$2.41

NAREIT FFO per common share – diluted	$1.65	$2.10	$2.40

Core FFO per common share – diluted	$1.65	$2.10	$2.28

(1)	The applicable taxes related to gains and impairments of operating and non-operating real estate assets.
(2)	Related to gains, impairments and depreciation on operating properties and unconsolidated real estate joint ventures, where applicable.
(3)	2020 and 2019 NAREIT FFO is presented in accordance with the 2018 Restatement of "Nareit’s Funds from Operations White Paper."

Same Property Net Operating Income

We consider SPNOI an important additional financial measure because it reflects only those income and expense items that are incurred at the property level, and when compared across periods, reflects the impact on operations from trends in occupancy rates, rental rates and operating costs. We calculate this most useful measurement by determining our proportional share of SPNOI from all owned properties, including our share of SPNOI from unconsolidated joint ventures and partnerships, which cannot be readily determined under GAAP measurements and presentation. Although SPNOI is a widely used measure among REITs, there can be no assurance that SPNOI presented by us is comparable to similarly titled measures of other REITs. Additionally, we do not control these unconsolidated joint ventures and partnerships, and the assets, liabilities, revenues or expenses of these joint ventures and partnerships, as presented, do not represent our legal claim to such items.

Properties are included in the SPNOI calculation if they are owned and operated for the entirety of the most recent two fiscal year periods, except for properties for which significant redevelopment or expansion occurred during either of the periods presented, and properties that have been sold. While there is judgment surrounding changes in designations, we move new development and redevelopment properties once they have stabilized, which is typically upon attainment of 90% occupancy. A rollforward of the properties included in our same property designation is as follows:

Twelve Months Ended
December 31, 2020
Beginning of the period	155
Properties removed:
Redevelopments	(1)
Dispositions	(10)
Other	(2)
End of the period	142

We calculate SPNOI using net income attributable to common shareholders and adjusted for net income attributable to noncontrolling interests, other income (expense), income taxes and equity in earnings of real estate joint ventures and partnerships. Additionally to reconcile to SPNOI, we exclude the effects of property management fees, certain non-cash revenues and expenses such as straight-line rental revenue and the related reversal of such amounts upon early lease termination, depreciation and amortization, impairment losses, general and administrative expenses and other items such as lease cancellation income, environmental abatement costs, demolition expenses and lease termination fees. Consistent with the capital treatment of such costs under GAAP, tenant improvements, leasing commissions and other direct leasing costs are excluded from SPNOI. A reconciliation of net income attributable to common shareholders to SPNOI is as follows (in thousands):

	Twelve Months Ended
	December 31,
	2020	2019
Net income attributable to common shareholders	$112,149	$315,435
Add:
Net income attributable to noncontrolling interests	6,810	7,140
Provision for income taxes	451	1,040
Interest expense, net	61,148	57,601
Property management fees	3,773	2,899
Depreciation and amortization	149,930	135,674
Impairment loss	24,153	74
General and administrative	37,388	35,914
Other (1)	573	3,762
Less:
Gain on sale of property	(65,402)	(189,914)
Equity in earnings of real estate joint ventures and partnership interests, net	(39,206)	(20,769)
Interest and other income, net	(7,143)	(11,003)
Other (2)	(3,089)	(14,871)
Adjusted income	281,535	322,982
Less: Adjusted income related to consolidated entities not defined as same property and noncontrolling interests	(28,271)	(38,628)
Add: Pro rata share of unconsolidated entities defined as same property	23,125	23,958
Same Property Net Operating Income	$276,389	$308,312

(1)	Other includes items such as environmental abatement costs, demolition expenses and lease termination fees.
(2)	Other consists primarily of straight-line rentals, lease cancellation income and fee income primarily from real estate joint ventures and partnerships.

ANNEX B

SECOND AMENDMENT TO THE WEINGARTEN REALTY INVESTORS

AMENDED AND RESTATED 2010 LONG-TERM INCENTIVE PLAN

This Second Amendment (this "Amendment") to the Weingarten Realty Investors Amended and Restated 2010 Long-Term Incentive Plan, as amended from time to time (the "Plan"), is made effective as of April 26, 2021 (the "Amendment Effective Date" ), by Weingarten Realty Investors, a Texas real estate investment trust (the "Company"), subject to approval by the Company's shareholders.

WHEREAS, the Company established the Plan, originally effective as of May 6, 2010 and amended by the First Amendment thereto effective as of April 24, 2018, under which the Company is authorized to grant Awards to Participants;

WHEREAS, Section 1.13 of the Plan provides that the Board may amend the Plan to increase the total number of Shares with respect to which awards may be made under the Plan with approval of shareholders, if shareholder approval of such amendment is a condition of Rule 16b-3 or its successor rule or statute, the Code or any exchange or market system on which the Shares are listed at the time such amendment is adopted; and

WHEREAS, the Board now desires to amend the Plan in the manner contemplated hereby, subject to approval by the Company’s shareholders, to increase the number of Shares available for grant under the Plan by 1,200,000 Shares.

NOW, THEREFORE, the Plan shall be amended as of the Amendment Effective Date, subject to approval by the Company's shareholders, as set forth below:

1.	Section 1.6 of the Plan is hereby deleted and replaced in its entirety with the following:

"1.6Shares Subject to the Plan.  The Shares with respect to which awards may be made under the Plan shall be either authorized and unissued shares or issued and outstanding shares (including, in the discretion of the Committee, shares purchased in the stock market).  Subject to the provisions of Section 1.10, the number of Shares available under the Plan for the grant of Awards shall not exceed 5,200,000 shares in the aggregate.  If, for any reason, any Award under the Plan or any portion of the Award, shall expire, terminate or be forfeited or cancelled, or be settled in cash pursuant to the terms of the Plan and, therefore, any such shares are no longer distributable under the Award, such Shares shall again be available for award under the Plan."

2.	The Plan shall remain in full force and effect, binding on the parties and unmodified except as expressly provided herein.
3.	Capitalized terms used in this Amendment and not otherwise defined herein shall have the meaning assigned to such terms in the Plan.

IN WITNESS WHEREOF, the Company has caused the execution of this Amendment by its duly authorized officer, effective as of the Amendment Effective Date.

WEINGARTEN REALTY INVESTORS, a Texas real estate investment trust

By:
Stephen C. Richter
Executive Vice President and Chief Financial Officer

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on April 25, 2021. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our Company in mailing proxy materials, you can consent to receive all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on April 25, 2021. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

WEINGARTEN REALTY INVESTORS ATTENTION: JOE SHAFER 2600 CITADEL PLAZA DRIVE SUITE 125 HOUSTON, TX 77008

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
E40343-P00805	KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

WEINGARTEN REALTY INVESTORS
The Board of Trust Managers recommends you vote FOR each of the following:
1.	Election of Trust Managers
	Nominees			For	Against	Abstain
	1a.	Andrew M. Alexander		◻	◻	◻	The Board of Trust Managers recommends you vote FOR proposals 2, 3, and 4.		For	Against	Abstain

	1b.	Stanford J. Alexander		◻	◻	◻	2.	To adopt the Second Amendment to the Weingarten Realty Investors Amended and Restated 2010 Long-Term Incentive Plan.	◻	◻	◻

	1c.	Shelaghmichael C. Brown		◻	◻	◻
							3.	Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021.	◻	◻	◻
	1d.	Stephen A. Lasher		◻	◻	◻

	1e.	Thomas L. Ryan		◻	◻	◻
							4.	To approve, by non-binding vote, executive compensation.	◻	◻	◻
	1f.	Douglas W. Schnitzer		◻	◻	◻
NOTE: The Company will transact such other business as may properly come before the meeting.
	1g.	C. Park Shaper		◻	◻	◻

	1h.	Marc J. Shapiro		◻	◻	◻

				Yes	No
Please indicate if you plan to attend this meeting.				◻	◻

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]			Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Annual Report and Notice and Proxy Statement are available at www.proxyvote.com.

Weingarten Realty Investors

Annual Meeting of Shareholders

April 26, 2021

This Proxy is Solicited on Behalf of the Board of Trust Managers

The shareholder of Weingarten Realty Investors, a Texas real estate investment trust, whose name and signature appear on the reverse side of this card, hereby appoints Andrew M. Alexander and Stanford J. Alexander, or each of them, the proxies of the shareholder, each with full power of substitution, to vote at the Annual Meeting, and at any adjournments of the Annual Meeting, all common shares of beneficial interest (“Common Shares”) of Weingarten that the shareholder is entitled to vote at the Annual Meeting, in the manner shown on the reverse side of this card.

The Common Shares represented hereby will be voted in accordance with the shareholder’s directions on the reverse side of this card. If no direction is given, the shares represented by this proxy will be voted FOR each of the nominees for Trust Manager in proposal 1 and FOR proposals 2, 3, and 4. On any other matters that may properly come before the Annual Meeting or any adjournments thereof, subject to limitations set forth in applicable regulations under the Securities Exchange Act of 1934, the Common Shares will be voted at the proxies’ discretion.

The undersigned hereby revokes any proxy previously given with respect to the Common Shares, and hereby ratifies and confirms all that the proxies, their substitutes or any of them may lawfully do by virtue hereof.

Address changes and comments can be directed to the Investor Relations Department at ir@weingarten.com and 800-298-9974.

Continued and to be signed on reverse side